UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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FMC CORPORATION

(Name of Registrant as Specified In Its Charter)

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FMC Corporation

March 18, 2016

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2016 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 26, 2016, at 2:00 p.m. local time at the Top of the Tower, 1717 Arch Street, 50th Floor, Philadelphia, Pennsylvania. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on the Company’s earnings, results and other achievements during 2015 and on our outlook for 2016. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Please see your proxy card for specific instructions on how to vote.

If you plan to attend the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If your shares are held by a bank, broker or other intermediary and you plan to attend, you must enclose with your notification evidence of your ownership, such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement. If you wish to vote at the meeting, please refer to the section of this proxy statement entitled “How to Vote” for specific instructions.

I look forward to seeing you on April 26th.

Sincerely,

Pierre Brondeau

President, Chief Executive Officer and Chairman of the Board

Notice of Annual Meeting of Stockholders

Tuesday, April 26, 2016

2:00 p.m.

Top of the Tower, 1717 Arch Street, 50th Floor, Philadelphia, Pennsylvania

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

1.	Elect ten directors, each for a term of one year.

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016.

3.	Hold an advisory (non-binding) vote on executive compensation.

4.	Consider and act upon a stockholder proposal, if properly presented at the meeting.

5.	Consider and act upon any other business properly brought before the meeting.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 and 3. THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 26, 2016:

The proxy statement and the annual report to security holders are available at www.fmc.com

March 18, 2016

By order of the Board of Directors,

Andrea E. Utecht

Executive Vice President, General Counsel and Secretary

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I.	INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2016 Annual Meeting of Stockholders and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2016 Annual Meeting” or the “Annual Meeting”). The Company first mailed this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2015 on or about March 18, 2016.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect ten directors;

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016;

3.	Hold an advisory (non-binding) vote on executive compensation;

4.	Consider and act upon a stockholder proposal, if properly presented at the Annual Meeting; and

5.	Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 1, 2016. You will have one vote for each share of Common Stock. As of March 1, 2016, there were 133,744,543 shares of Common Stock outstanding.

How to Vote

You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;
•	You can vote by Internet;
•	You can vote by telephone; or
•	You can cast your vote at the Annual Meeting.

If you plan to cast your vote at the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. In addition, if you hold your shares through a broker, bank or other intermediary and you wish to vote at the Annual Meeting, you must obtain a legal proxy from them authorizing you to vote at the Annual Meeting. We will be unable to accept a vote from you at the Annual Meeting without that authorization. If you are a registered stockholder and wish to vote at the Annual Meeting, in addition to the above attendance notification, you must provide proper identification as the stockholder of record at the registration desk, but no additional authorization will be required in order to cast your vote.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director, FOR Proposals 2 and 3, AGAINST Proposal 4, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Quorum Requirement

We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

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Vote Required for Action

Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, any nominee who receives a majority of the votes cast with respect to his or her election at the Annual Meeting will be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). Incumbent nominees have tendered a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (ii) the Board of Directors accepts such resignation. Adoption of Proposals 2, 3 and 4 require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees

Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to Proposals 2, 3 and 4, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the beneficial owner with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, but the election of directors, the advisory vote regarding executive compensation and the stockholder proposal are considered non-routine matters. In the event of a broker non-vote in the election of directors or with respect to Proposals 2, 3 and 4 at the Annual Meeting, the broker non-vote will not have any effect on the outcome inasmuch as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 22, 2016 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;

•	Delivering a properly executed, later-dated proxy;

•	Attending the Annual Meeting and voting in person, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or

•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 22, 2016.

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II.	THE PROPOSALS TO BE VOTED ON

Proposal 1	Election of Directors

Nominees for Director

The Board of Directors consists of 10 directors, each of whom is elected to serve for a term of one year, expiring at the subsequent annual meeting of stockholders. The nominees for director this year are Pierre Brondeau, Eduardo E. Cordeiro, G. Peter D’Aloia, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Robert C. Pallash, William H. Powell, and Vincent R. Volpe, Jr., each of whom is an incumbent director. If elected, these directors’ next term will expire at the 2017 Annual Meeting. Information about the nominees is contained in the section of this proxy statement entitled “Board of Directors”.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the election of Pierre Brondeau, Eduardo E. Cordeiro, G. Peter D’Aloia, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Robert C. Pallash, William H. Powell and Vincent R. Volpe, Jr. to the Board of Directors as described above.

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has approved KPMG LLP (“KPMG”) continuing to serve as the Company’s independent registered public accounting firm for 2016. For the years 2014 and 2015, KPMG’s fees, all of which were approved by the Audit Committee, were as follows:

($000)	2015	2014
Audit Fees(1)	7,884	5,125
Audit Related Fees(2)	921	4,392
Tax Fees(3)	752	698
All Other Fees(4)	455	302
TOTAL	10,012	10,517
(1)	Fees for professional services performed by KPMG for the integrated audit of the Company’s annual consolidated financial statements included in the Company’s 10-K filing and review of financial statements included in the Company’s Form 10-Q filings. The amount also includes other services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements and, for 2015, audit services related to the acquisition of Cheminova A/S.
(2)	Fees for services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits, services in connection with attestations by KPMG that are required by statute or regulation. In 2014, the amount includes fees related to carve out audits in connection with a business divestiture.
(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.
(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work consists of tax filings for individual employees involved in the Company’s expatriate program.

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Pre-Approval of Independent Registered Public Accounting Firm Services

The Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services or services for which the fees to be incurred would exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee and to the Company’s Chief Financial Officer or his designee by the independent registered public accounting firm.

The request or application must include a statement as to whether, in the view of both the independent registered public accounting firm and the Chief Financial Officer or his designee, such request or application is consistent with the rules of the Securities and Exchange Commission (“SEC”) regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, provided that any such approval would then be reviewed by the full Committee at the next regularly scheduled meeting.

The Audit Committee has determined that the independence of KPMG has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016.

Proposal 3	Advisory (Non-Binding) Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires virtually all U.S. publicly-traded companies to permit their stockholders to cast a non-binding advisory vote on executive compensation paid to their executive officers named in this proxy statement (“named executive officers” or “NEOs”). Based on a vote of stockholders at a prior Annual Meeting of Stockholders, our Board determined that we will hold a stockholder advisory vote to approve our executive compensation every year. We will ask stockholders to vote on their desired frequency of future advisory stockholder votes on executive compensation at our 2017 Annual Meeting of Stockholders.

This advisory vote on executive compensation is non-binding on the Board, will not overrule any decision by the Board and does not compel the Board to take any action. However, the Board and the Compensation and Organization Committee may consider the outcome of the vote when considering future executive compensation decisions. Specifically, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders’ concerns and the Compensation and Organization Committee will evaluate whether any actions are necessary to address those concerns.

The Board and the Compensation and Organization Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2016 described in this proxy statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and stockholders, (iii) align NEO pay with individual and the Company’s performance, without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide NEOs with a competitive level of compensation and (v) promote retention of the NEOs and other senior leaders. In 2015, more than 91% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the 2015 Proxy Statement.

For the reasons discussed above (and further amplified in the compensation disclosures made in this proxy statement), the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this proxy statement).

The Board of Directors recommends a vote FOR the above resolution.

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Proposal 4	Stockholder Proposal Regarding Adopting a Policy Giving Preference to Share Repurchases Over Cash Dividends

The Board of Directors expects the following stockholder proposal (Proposal 4 on the proxy card and voting instruction card) to be presented at the Annual Meeting. Jonathan Kalodimos, PhD, 725 NW 29th Street, Corvallis, OR 97330, a holder of 45 shares of Common Stock, has submitted this resolution for consideration and action at the 2016 Annual Meeting.

Stockholder Proposal

RESOLVED: Shareholders of FMC Corporation ask the Board of Directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.

Stockholder’s Supporting Statement

Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1)	Financial flexibility. Four professors from Duke University and Cornell University studied executives’ decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that “maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.”[1] Further, in follow up interviews as part of the study, executives “state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends.” The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2)	Tax efficiency. Share repurchases have been described in the Wall Street Journal[2] as “akin to dividends, but without the tax bite for shareholders.” The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3)	Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.[3] I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

The Board firmly believes that this stockholder proposal is not in the best interests of the Company’s stockholders. The Board regularly considers the appropriate mix of share repurchases versus dividends, consistent with the Corporation’s objective of growing long-term stockholder value. The Company has a long-standing stockholder distribution strategy designed to maximize value for all stockholders using both dividends and share re-purchases. The Board believes that its strategy has served stockholders well as a group, balancing individual preferences, and that it remains the most effective approach to deliver the highest stockholder value.

1http://www.sciencedirect.com/science/article/pii/S0304405X05000528

2http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441

3http://www.afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html

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Our stockholder distribution strategy is intended to provide stockholders reliable and growing cash income over time through regular dividends and share appreciation created by reducing shares outstanding when appropriate. FMC has a strong history of paying dividends; in fact, our Board of Directors has declared regular quarterly dividends since 2006. We are proud to have been in a strong enough cash position to have been able to increase our regular dividend in the last three years, from $0.345 per share in 2012 to $0.645 per share in 2015. We believe that our stockholders place a high value on the quarterly dividend paid by FMC, and we intend to continue our quarterly dividend policy. Of course, future payment of dividends will depend on our financial condition, results of operations, conditions in the financial markets and such other factors as are deemed relevant by our Board of Directors.

Our Board of Directors has authorized a share repurchase program, under which $250 million remained unused and available for repurchase as of December 31, 2015. Under this program, shares may be purchased through open market or privately negotiated transactions at the discretion of management based on its evaluation of market conditions and other factors. Over the past three years, FMC has repurchased a total of $360 million of shares under this program. This compares favorably with total dividends to stockholders of $238 million in the past three years.

We believe that FMC’s cash distribution strategy appropriately balances between regular cash dividends and share repurchases, and that the right place for this balance to be considered, in light of ever-changing market and economic factors, is in our Board of Directors.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST Proposal 4.

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III.	BOARD OF DIRECTORS

Nominees for Director

New Term Expiring in 2017

Pierre Brondeau

Principal Occupation: President, CEO and Chairman, FMC Corporation
Age: 58
Director Since: 2010

Mr. Brondeau was elected Chairman of the Company in October 2010. Before joining the Company as President and Chief Executive Officer in January 2010, Mr. Brondeau served as President and Chief Executive Officer, Dow Advanced Materials Division, until his retirement in September 2009. Prior to Dow’s acquisition of Rohm and Haas Company in April 2009, he was President and Chief Operating Officer of Rohm and Haas from May 2008. Mr. Brondeau held numerous executive positions during his tenure at Rohm and Haas from 1989 through May 2008. He is also a member of the Board of Directors of TE Connectivity and Marathon Oil Corporation. Mr. Brondeau’s current role as President, CEO and Chairman of the Company and his former senior executive positions in the chemical industry make him an important contributor to the Board.

Eduardo E. Cordeiro

Principal Occupation: Executive Vice President, Chief Financial Officer, and President, Americas Region, of Cabot Corporation, a global specialty chemicals and performance materials company
Age: 48
Director Since: 2011

Mr. Cordeiro has served as Executive Vice President and Chief Financial Officer of Cabot Corporation since 2009. In 2014 he was also appointed President, Americas Region and in 2015 he was also appointed President, EMEA. He joined Cabot in 1998 and has held several corporate, business and executive management positions including General Manager of Cabot’s Fumed Metal Oxides and Tantalum businesses and Vice President of Corporate Strategy. Prior to joining Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group. Mr. Cordeiro brings extensive strategy, finance and chemical industry experience to the Board. He has developed corporate strategy experience working for The Boston Consulting Group and more specifically chemical industry strategy experience leading Cabot’s corporate strategy function for the last several years. He also brings deep financial experience having held multiple finance roles at Cabot over the last 15 years, including, most recently, the CFO position. Mr. Cordeiro also brings operational and chemical industry business experience to the Board having been General Manager for two of Cabot’s core specialty chemical businesses.

G. Peter D’Aloia

Principal Occupation: Managing Director and member of the Board of Directors of Ascend Performance Materials Holdings, Inc., a producer of Nylon 66 and related chemicals
Age: 71
Director Since: 2002

Mr. D’Aloia has served as Managing Director and a member of the Board of Directors of Ascend Performance Materials Holdings, Inc. since June 1, 2009. From February 2000 until June 2008, Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of Trane, Inc. (formerly American Standard Companies, Inc.). Prior to that, he was employed by Honeywell (formerly AlliedSignal Inc.), a diversified industrial company, most recently serving as Vice President-Strategic Planning and Business Development. He spent 28 years with AlliedSignal Inc. in diverse management positions, including Vice President-Taxes, Vice President and Treasurer, Vice President and Controller, and Vice President and Chief Financial Officer for the Engineered Materials sector. He is a member of the Boards of Directors of ITT Corporation and Wabco, Inc. Mr. D’Aloia’s significant financial and business experience resulting from senior executive and financial roles in large manufacturing operations, and service as a director of other public companies, make him eminently qualified to be a director of the Company and to serve as a financial expert on the Audit Committee.

C. Scott Greer

Principal Occupation: Principal, Greer and Associates, a private investment management firm
Age: 65
Director Since: 2002

Since June 2006, Mr. Greer has been a principal in Greer and Associates, a private investment management firm. Until June 2005, he was Chairman, President and Chief Executive Officer of Flowserve Corporation, a manufacturer of industrial flow management equipment. He served as Chairman from April 2000 and as its President and Chief Executive Officer from January 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. Prior to joining Flowserve, Mr. Greer was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997. Mr. Greer served on the Board of Directors of Washington Group from 2002 to 2007. He was also a member of the Board of Directors of eMedicalFiles, Inc. Mr. Greer’s experience in senior executive roles, including as Chairman and CEO of a publicly-traded global manufacturing operation, as well as his service as a director of other public companies, enable him to make a significant contribution as a director of the Company.

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K’Lynne Johnson

Principal Occupation: Former CEO and President of Elevance Renewable Sciences, Inc., a global specialty chemicals company
Age: 47
Director Since: 2013

Ms. Johnson was Executive Chairman of Elevance Renewable Sciences, Inc. from October 2015 until the end of February 2016. Prior to being named Executive Chairman, Ms. Johnson served for eight years as CEO and President. Elevance products and technologies are used in personal care products, detergents and cleaners, lubricants and additives, engineered polymers and other specialty chemicals markets. Previously, Ms. Johnson served as Senior Vice President of the Global Derivatives operating company within BP Innovene, one of the world’s largest global petrochemical and refining companies. She has served in a variety of leadership and executive positions for 25 years at Amoco, BP Chemicals, Innovene and Elevance. Ms. Johnson brings both operational and chemical industry experience which are of great value to the Board.

Dirk A. Kempthorne

Principal Occupation: President and CEO, American Council of Life Insurers
Age: 64
Director Since: 2009

Governor Kempthorne was appointed to his current position with the American Council of Life Insurers in November 2010. Prior to that, he served as the 49th United States Secretary of the Interior from June 2006 until January 2009. From January 1999 until his appointment as Secretary of the Interior, Governor Kempthorne served as the Governor of Idaho. He was also a United States Senator representing the State of Idaho from 1993 to 1999 and was the Mayor of Boise, Idaho from 1986 to 1993. Governor Kempthorne has been Chairman of the National Governors Association, Chairman of the Western Governors Association and President of the Council of State Governments. He also served as a member of the Homeland Security Task Force. Governor Kempthorne is a member of the Board of Directors of Olympic Steel. His lengthy experience in government, both on the federal and state level, makes Governor Kempthorne well qualified to serve as a director of the Company, which interfaces with numerous regulatory agencies in several facets of its operations.

Paul J. Norris

Principal Occupation: Retired Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals
Age: 68
Director Since: 2006

Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W. R. Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He resigned as a member of W. R. Grace’s Board of Directors in February 2010. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts (formerly Fluorine Products Division) from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation (now a part of BASF Corporation), including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts. Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc., Ecolab, Inc. and Nalco Holding Company, and he served as the Non-Executive Chairman of the Board of Directors of Sealy Corporation. He also previously performed advisory services for Kohlberg Kravis Roberts & Co. As the former Chairman and CEO of a specialty chemical company and with over 30 years in the chemical industry, Mr. Norris has significant business experience relevant to the Company which makes him well qualified to serve as a director.

Robert C. Pallash

Principal Occupation: Retired President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer
Age: 64
Director Since: 2008

Until December 2013, Mr. Pallash served as President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer, since January 2008. From August 2005 to January 2008, Mr. Pallash was Senior Vice President, Asia Customer Group for Visteon. He joined Visteon in September 2001 as Vice President, Asia Pacific. Visteon filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in May 2009 and exited in October 2010. Prior to joining Visteon, Mr. Pallash served as President of TRW Automotive Japan from 1999. Until December 2013, Mr. Pallash served on the Board of Directors of Halla Climate Controls in South Korea, a majority-owned subsidiary of Visteon Corporation. Mr. Pallash’s international experience, particularly in Asia where the Company seeks to grow its business, enables him to bring significant value as a member of the Board.

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William H. Powell

Principal Occupation: Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a producer of specialty polymers, electronic and engineering materials, and specialty food ingredients
Age: 70
Director Since: 2011

Mr. Powell retired as Chairman and Chief Executive Officer of National Starch and Chemical Company in 2006. He joined National Starch in 1976 and held numerous management and executive positions in the company. When National Starch was a subsidiary of the UK chemical company ICI PLC, Mr. Powell was an Executive Vice President and a director of ICI PLC. Prior to joining National Starch, he was with Novamont Corporation and Air Products and Chemicals, Inc., and served as an officer in the United States Air Force. He currently serves as a non-executive director for Granite Construction Incorporated and PolyOne Corporation. Mr. Powell’s deep background in the chemical industry, his global expansion and innovation systems experience, his extensive public company board service, and his role as a chief executive officer during periods of growth add great value to the Board of the Company.

Vincent R. Volpe, Jr.

Principal Occupation: Retired Chief Executive Officer and President of Dresser-Rand Group, Inc., an industrial equipment supplier
Age: 58
Director Since: 2007

In 2015 Mr. Volpe became Chairman, CEO and President and Principal of the LeHavre Athletic Club, France’s oldest professional soccer team. Until September 2015, Mr. Volpe was the Chief Executive Officer, President and a director of Dresser-Rand Group, Inc., a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. He had served in those positions since his election in September 2000. Previously he served as Chief Operating Officer of Dresser-Rand Group, Inc. from 1999 until September 2000. After joining Dresser-Rand in 1981, Mr. Volpe held several diverse management positions. He served as President, Turbo Products Division from 1997-1999; President-Europe from 1996-1997; Vice President and General Manager, Turbo Products Division-European Operations from 1993-1996; Executive Vice President, European Operations from 1992-93; Vice President, Marketing and Engineering, Steam & Turbo Products-European Operations. Mr. Volpe is currently an advisor to the Board of Directors of Archbishop Walsh High School (Olean, NY) and is a member of the Board and Chairman of the LeHavre Athletic Club. Based on his previous role as the CEO of a large manufacturing company and with his significant international experience, Mr. Volpe has the experience necessary to provide valuable oversight to the Company in the conduct of its business.

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IV.	INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings

During 2015, the Board of Directors held five regular meetings and two telephonic meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all Committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing Committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Sustainability Committee.

The Audit Committee, Compensation and Organization Committee, and Nominating and Corporate Governance Committee are all composed of non-employee directors, each of whom has been determined by the Board to be independent on the basis set forth below. With the exception of the Chief Executive Officer, Mr. Brondeau, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates.

The Board has affirmatively determined that none of the non-employee directors has any material business, family or other relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. Specifically, the independent directors are Messrs. Cordeiro, D’Aloia, Greer, Kempthorne, Norris, Pallash, Powell and Volpe, and Ms. Johnson. In order to be considered independent by the Board, a director or nominee must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence.

Until September 2015, Mr. Volpe was an executive officer of Dresser-Rand Group, Inc., a business that has engaged in transactions with the Company within the past three years. The Board has determined that none of these transactions, individually or in the aggregate, were material to either the Company or the other entity, and that Mr. Volpe does not have a material interest in the transactions. Furthermore, the Board noted that the transaction amounts involved fall below the thresholds established by the NYSE for determining independence. FMC’s purchases from Dresser-Rand Group, Inc. were $724,308 in 2013, $1,172,543 in 2014, and $454,279 in 2015, which represent a small fraction of one percent of Dresser-Rand’s annual revenues. There were no FMC sales to Dresser-Rand Group, Inc. during that three-year period. On the basis of its evaluation, the Board has concluded that Mr. Volpe meets the independence standards applied by the Board.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of the Company’s internal controls

•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10K and 10Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations

•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function

•	Review significant changes in accounting policies

•	Select the independent registered public accounting firm and confirm its independence

•	Review potentially significant litigation

•	Review federal income tax issues

•	Review the Company’s policies with respect to risk assessment and risk management

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•	Review with management the Company’s earnings releases

•	Monitor the Company’s compliance with legal and regulatory requirements

•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

Members: Mr. Cordeiro (Chair), Mr. D’Aloia, Mr. Norris, Mr. Pallash, and Mr. Volpe. The Board of Directors has determined that both Messrs. Cordeiro and D’Aloia meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2015: 6

Compensation and Organization Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation and Organization Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”.

The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

•	Review and approve compensation policies and practices for senior executives

•	Review and approve the peer groups used for benchmarking compensation levels and design practices as well as Total Shareholder Return (TSR) performance

•	Review as necessary the Company’s compensation programs, policies and practices with respect to risk assessment

•	Review performance and establish the total compensation for the Chief Executive Officer

•	Review and approve major changes in the Company’s employee benefit programs

•	Approve Annual Incentive awards, performance-based cash awards and equity awards and grants made under the Company’s Incentive Compensation and Stock Plan

•	Review the Compensation Discussion and Analysis and based on such review, recommend to the Board of Directors that it be included in the annual proxy statement

•	Review shareholder votes and other input on executive compensation practices and determine if any changes are necessary

•	Review significant organizational changes and management succession planning

•	Recommend to the Board of Directors candidates for officers of the Company

•	Oversee evaluation of management performance and development

•	Review stock ownership guidelines and clawback, hedging, and pledging policies

Members: Mr. Greer (Chair), Ms. Johnson, Mr. Norris and Mr. Powell.

Number of Meetings in 2015: 5

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director

•	Recommend Board of Directors meeting formats and processes

•	Oversee corporate governance, including an annual review of governance principles

•	Review and approve director compensation policies, including the determination of director compensation

•	Oversee Board of Directors and Committee evaluation procedures

•	Determine director independence

•	Recommend whether to accept or reject a director resignation or take other action, where a director has failed to receive a majority of votes cast in an uncontested director election

Members: Mr. Volpe (Chair), Mr. Cordeiro, Mr. D’Aloia, Mr. Greer and Mr. Kempthorne.

Number of Meetings in 2015: 3

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Brondeau (Chair), Mr. D’Aloia, Mr. Greer and Mr. Cordeiro (Alternate).

Number of Meetings in 2015: The Executive Committee did not meet in 2015.

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Sustainability Committee

The Board of Directors has adopted a written charter that outlines the duties of the Sustainability Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, are to:

•	Monitor the Company’s Sustainability Program, including program development and advancement, goals and objectives, and progress toward achieving those objectives, as well as the following subprograms:

	–	Employee occupational safety and health, and process safety programs

	–	Environmental responsibility

	–	Programs with regard to the American Chemistry Council’s Responsible Care® initiative

Members: Mr. Kempthorne (Chair), Ms. Johnson, Mr. Pallash and Mr. Powell.

Number of Meetings in 2015: 3

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Lead Director, Mr. D’Aloia, presides over these sessions. See the section below entitled “Board Leadership Structure” for additional information regarding the role of the Lead Director. In addition, see the section below entitled “Communicating with the Board” for procedures for communicating with the Lead Director.

Director Compensation

Compensation Policy

The Company maintains the FMC Corporation Non-Employee Directors Compensation Policy to provide for the compensation described below. The Nominating and Corporate Governance Committee is responsible for reviewing and approving director compensation. Competitive market data on director pay levels and design practices are regularly prepared by and reviewed with the Company’s consultant, Meridian Compensation Partners LLC (“Meridian”). The Non-Employee Directors Compensation Policy is not applicable to directors who are also employees of the Company. Accordingly, Mr. Brondeau received no additional compensation for his service as a director. For a description of the compensation paid to Mr. Brondeau for his service during 2015 as our CEO, see below under the heading “Executive Compensation”.

Retainer and Fees

Currently, each non-employee director is paid an annual retainer of $100,000 or a pro-rata amount for any portion of a year served. The retainer is paid in quarterly installments in cash, or, at his/her election, the director may be compensated in additional restricted stock units. Restricted stock units paid in respect of the annual retainer are subject to forfeiture on a pro-rata basis if the director does not serve for the full year in respect of which the retainer is paid. The forfeiture condition is waived in the event of a change in control of the Company or if the director’s service ceases due to his or her death or disability. Each director who chairs a Committee is paid an additional $10,000 per year except the Chairman of the Audit Committee and the Chairman of the Compensation and Organization Committee, each of whom is paid an additional $15,000 per year. Audit Committee members also receive an additional $5,000 annual retainer. The Lead Director is paid an additional $25,000 annual retainer.

Annual Grant of Restricted Stock Units

Currently, each non-employee director also receives an annual grant of restricted stock units having a value of $130,000 on the date of grant. These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant or, if sooner, upon a change in control of the Company. In addition, these restricted stock units will vest on a pro-rata basis if the director dies before the Annual Meeting at which the units would have otherwise vested.

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Payment of Vested Restricted Stock Units

A director is permitted to specify, prior to the year in which the restricted stock units are credited, the date upon which he or she wishes to receive payment in Common Stock of the fully vested restricted stock units. The directors’ ability to sell any distributed shares remains subject to the restrictions of the Company’s Director Stock Ownership Policy, which policy is described below.

Other Compensation

Non-employee directors receive dividend equivalent rights on all restricted stock units awarded as part of their annual retainers and on any vested restricted stock units awarded as an annual grant. Such dividend equivalent rights are credited in the form of additional restricted stock units equal in value to the cash dividends paid to stockholders. No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation plan or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans. The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $15,000 per year to certain educational institutions, arts and cultural organizations, and conservation and civic organizations.

Director Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by directors. The Director Stock Ownership Policy requires that directors hold a minimum of five times the value of the annual retainer, or $500,000. For this purpose, undistributed shares underlying restricted stock units (both vested and non-vested) are considered “held” by a director. Directors are not permitted to sell shares of Company stock, other than to satisfy tax liabilities triggered by Company equity grants, until they are within 5 years from mandatory retirement (a director’s mandatory retirement date is the date of the Company’s first Annual Meeting that occurs on or after the director’s attainment of age 72). If they have less than 5 years until mandatory retirement but at least 4 years, they may sell up to 20% of their shares of Company stock in excess of the $500,000 threshold (their “excess shares”). If they have less than 4 years until mandatory retirement but at least 3 years, they may sell up to 40% of the excess shares they then hold. If they have less than 3 years until mandatory retirement but at least 2 years, they may sell up to 60% of the excess shares they then hold. Finally, if they have less than 2 years until mandatory retirement, they may sell any excess shares they then hold. The policy ceases to apply to a director once he or she ceases to serve as a director, and exceptions may be granted by the disinterested members of the Nominating and Corporate Governance Committee on a case by case basis.

DIRECTOR COMPENSATION TABLE 2015

The table below shows the total compensation paid to each non-employee director who served on the Board during 2015.

	Fees Earned		All Other
	or Paid in Cash	Stock Awards(1)	Compensation(2)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)
Eduardo E. Cordeiro	105,417	130,037	3,932	239,386
G. Peter D’Aloia	115,417	130,037	8,973	254,427
C. Scott Greer	100,417	130,037	3,790	234,243
K’Lynne Johnson	0	230,079	7,930	238,009
Dirk A. Kempthorne	10,000	230,079	16,490	256,569
Paul J. Norris	5,000	230,079	25,768	260,847
Robert C. Pallash	46,667	130,037	15,047	191,751
William H. Powell	85,417	130,037	18,151	233,605
Vincent R. Volpe, Jr.	15,000	230,079	15,615	260,694

(1)	The amounts in Column (c) reflect the grant date fair value of directors’ stock awards for 2015 computed in accordance with FASB ASC Topic 718. The grant date for all directors was May 1, 2015 and the number of shares granted was based on a closing price of $60.23 as of that date. The aggregate number of restricted stock units outstanding at fiscal year-end for each non-employee director is as follows: Mr. Cordeiro, 8,967; Mr. D’Aloia, 16,843; Mr. Greer, 8,735; Ms. Johnson, 8,200; Mr. Kempthorne, 16,076; Mr. Norris, 43,983; Mr. Pallash, 26,298; Mr. Powell, 11,548; and Mr. Volpe, 27,984.

(2)	This total includes the value of dividend equivalent rights, as well as Company charitable donations under the matching gifts plan, which are limited to $15,000 per director per year. Such matching gifts included: for Ms. Johnson, $5,000; for Mr. Kempthorne, $8,500; and for Mr. Powell, $12,500.

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Corporate Governance

Communicating with the Board

Stockholders and any interested parties may communicate with the Board of Directors, the Lead Director, or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103. After June 1, 2016, the address of FMC Corporation will be FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. All communications with the Board, the Lead Director or any individual director will be delivered as addressed.

Director Nomination Process

The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter. These qualifications shall include at a minimum, integrity and the ability to reach thoughtful, independent and logical judgments on difficult and complex issues. In addition, director candidates will be evaluated on the basis of their business experience, stature in their own fields of endeavor, diversity of perspectives they bring to the Board, and whether the candidate meets the independence standard described in the section above entitled “Committees and Independence of Directors”. In seeking candidates who possess diversity of perspective, the Nominating and Corporate Governance Committee considers candidates whose diversity is based on race, gender, industry experience, type of position held, or other board experience. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation.

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s By-Laws. Notice of a stockholder’s intent to nominate one or more candidates for election as directors at the 2017 Annual Meeting must be delivered to the Company at the address set forth below, not later than January 26, 2017. All nominations, together with the additional information required by the Company’s By-Laws, must be sent to the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103. After June 1, 2016, the address of FMC Corporation will be FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary at the same address. The Board reserves the right not to include such nominees in the proxy statement.

Attendance at Annual Meetings

The Company’s policy is that all directors are expected to attend the Annual Meeting of Stockholders. All incumbent directors attended the 2015 Annual Meeting.

Stockholder Proposals for the 2017 Annual Meeting

Stockholders may make proposals to be considered at the 2017 Annual Meeting. In order to make a proposal for consideration at the 2017 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides public disclosure of the date of the 2017 Annual Meeting less than 70 days in advance of the meeting date, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2017 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2017 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 18, 2016, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103. After June 1, 2016, the address of FMC Corporation will be FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104.

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Corporate Governance Documents

The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the Investor Relations page of the website:

•	Audit Committee Charter
•	Compensation and Organization Committee Charter
•	FMC Statement of Governance Principles, Policies and Procedures (This document includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles.)
•	Sustainability Committee Charter

Board Leadership Structure

Currently the positions of Chairman of the Board and Chief Executive Officer of the Company are combined. Our Corporate Governance principles provide that the Board should consider the issue of separation of the Chairman and Chief Executive Officer positions under the circumstances prevailing from time to time. When the positions are not separate, a Lead Director shall be appointed from among the independent directors. The Board has determined that the current Board structure, which combines the Chief Executive Officer and Chairman positions, and includes a Lead Director, best serves the interests of the Company and its stockholders. Combining the two roles allows for clear accountability, effective decision-making, alignment with corporate strategy, and continuity of leadership, while maintaining full engagement of the independent directors. As set forth in the Corporate Governance Principles, the responsibilities of the Lead Director under this structure include: serving as the liaison between the Chairman and the independent directors, advising on information sent to the Board, approving meeting agendas and schedules, calling meetings of the independent directors, and presiding at all meetings at which the Chairman is not present, including executive sessions. G. Peter D’Aloia was appointed Lead Director in April 2014 for a term of two years.

Board’s Role in Overseeing the Risk Management Process

As part of the Company’s risk management process, the Board regularly discusses with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps the Company takes to manage them. The Board also reviews the designation of the management person or entity responsible for managing such risks, and evaluates the steps being taken to mitigate the risks. The Board’s monitoring role is carried out by either the full Board or a Committee that reports to the Board, depending on the risk in question. The Board has determined that a separate Risk Committee is not warranted at this time.

Code of Ethics and Business Conduct Policy

The Company has a Code of Ethics and Business Conduct Policy that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Investor Relations page of the Company website at www.fmc.com. The Company intends to post any amendments to, or waivers from, the Policy required to be disclosed by either SEC or NYSE regulations on its website.

Compensation and Organization Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Greer, Norris, Powell and Ms. Johnson served as members of the Compensation and Organization Committee (“Committee”). All members of the Committee during 2015 were non-employee directors, each of whom has been determined by the Board to be independent on the basis described in the above section entitled “Committees and Independence of Directors.” None of the current or former members listed above has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2015.

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Related Party Transactions Policy

The Board of Directors Statement of Policy with respect to Related Party Transactions sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a stockholder owning in excess of 5% of the Company (or its controlled affiliates), and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000 (when aggregated with all similar transactions) the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course of business transaction between the Company and an entity of which a director of the Company is an executive officer or significant stockholder of the entity, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments in any year to or from the Company in excess of either: (i) 1% of the Company’s annual consolidated revenue for the most recently completed fiscal year or (ii) the greater of $1 million or 1% of the other entity’s consolidated revenue for the most recently completed fiscal year. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course of business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

The Related Party Transactions Policy does not apply to transactions available to all employees generally and transactions involving solely matters of executive compensation.

There were no related party transactions required to be approved or ratified by the Audit Committee under the Policy or disclosed pursuant to SEC rules. Notwithstanding the foregoing, please see information relating to non-material transactions within the past three years between the Company and the organization of which Mr. Volpe was an executive officer, in the above section entitled “Committees and Independence of Directors”.

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V.	SECURITY OWNERSHIP OF FMC CORPORATION

Management Ownership

The following table shows, as of December 31, 2015, the number of shares of Common Stock beneficially owned by each current director or nominee for director, the executive officers named in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Each director or nominee and each executive officer named in the Summary Compensation Table (“NEOs”) beneficially owns less than one percent of the Common Stock.

	Beneficial Ownership
	on December 31, 2015
Name	FMC Common Stock	Percent of Class
Pierre Brondeau(1)	566,550	*
Eduardo E. Cordeiro(2)	9,341	*
G. Peter D’Aloia(2)	92,494	*
Mark Douglas(1)	90,807	*
Paul Graves(1)	52,518	*
C. Scott Greer(2)	48,731	*
K’Lynne Johnson(2)	6,041	*
Dirk A. Kempthorne(2)	20,300	*
Eric Norris(1)	20,001	*
Paul J. Norris(2)	48,824	*
Robert C. Pallash(2)	31,131	*
William H. Powell(2)	13,389	*
Andrea E. Utecht(1)	194,122	*
Vincent R. Volpe, Jr.(2)	40,751	*
All current directors, nominees and executive officers as a group—15 persons(1)(2)	1,335,563	*

*	Less than one percent of class

(1)	Shares “beneficially owned” include: (i) shares owned or controlled by the individual; (ii) shares held by the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2015; (iii) restricted stock units; and (iv) shares subject to options that are exercisable within 60 days of December 31, 2015. Item (iii) includes restricted stock units which the holder has no power to vote or dispose of, but in respect of which the holder is entitled to a cash payment equal to the amount of any dividends paid by the Company on its Common Stock. These units are: 73,048 for Mr. Brondeau, 14,395 for Mr. Graves, 18,825 for Mr. Douglas, 4,150 for Mr. Norris, 12,341 for Ms. Utecht, and 157,549 for all executive officers as a group. Item (iv) includes options to purchase 272,514 shares for Mr. Brondeau; options to purchase 12,246 shares for Mr. Graves; options to purchase 42,967 shares for Mr. Douglas; options to purchase 8,570 shares for Mr. Norris; options to purchase 85,918 shares for Ms. Utecht; and options to purchase 462,461 shares for all executive officers as a group. They do not include any of the performance-based restricted stock units that were granted to Mr. Brondeau in 2015 (see footnote (5) of the Summary Compensation Table), to which dividend equivalent rights are attached.

(2)	Includes vested restricted stock units credited to individual accounts of non-employee directors (see section above entitled “Director Compensation”). The number of restricted stock units credited to directors included in the table above is as follows: Mr. Cordeiro, 6,808; Mr. D’Aloia, 14,684; Mr. Greer, 6,576; Ms. Johnson, 6,041; Mr. Kempthorne, 13,917; Mr. Norris, 41,824; Mr. Pallash, 24,139; Mr. Powell, 9,389; and Mr. Volpe, 25,825. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock.

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Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of the Company’s outstanding shares of Common Stock as of December 31, 2015:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	16,368,784 shares	(1)	12.24%
Glenview Capital Management, LLC and Larry Robbins 767 Fifth Avenue, 44th Floor New York, NY 10153	11,891,522 shares	(2)	8.90%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	11,454,473 shares	(3)	8.57%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,469,556 shares	(4)	7.08%

(1)	Based on a Schedule 13G/A filing dated February 12, 2016, as of December 31, 2015, Capital World Investors had sole voting power and sole dispositive power as to all of the shares.

(2)	Based on a Schedule 13G/A filing dated February 16, 2016, as of December 31, 2015, Glenview Capital Management, LLC and Larry Robbins had shared voting power and shared dispositive power as to all of the shares.

(3)	Based on a Schedule 13G/A filing dated February 10, 2016, as of December 31, 2015, The Vanguard Group, Inc. had sole voting power as to 245,060 of such shares, shared voting power as to 12,000 shares, sole dispositive power as to 11,193,770 shares and shared dispositive power as to 260,703 shares.

(4)	Based on a Schedule 13G/A filing dated February 10, 2016, as of December 31, 2015, BlackRock, Inc. had sole voting power as to 8,327,919 of such shares and sole dispositive power as to all of the shares.

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VI.	EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation Philosophy

The Compensation and Organization Committee (“Committee”) takes very seriously its stewardship responsibility to oversee the Company’s compensation program and values. Our executive compensation practices support good governance and mitigate excessive risk taking. Key features of our program align the interests of our executives with the Company’s business strategies and goals, as well as the interest of our stockholders. The program does not include features that could misalign those interests.

What We Do	What We Don’t Do
Use equity for long-term incentive awards	As of 2010, no new tax gross-ups under our executive officer pay program
Determine long-term incentive award guidelines based on relative TSR	No repricing or backdating of stock options
Provide change in control benefits under double-trigger circumstances only	No excessive perquisites
Benchmark against peers whose profile, operations, and business markets share similarities with the Company	No guaranteed bonuses
Require significant share ownership	No discounted stock options
Apply anti-pledging and anti-hedging policy for Company shares	No highly leveraged incentive plans that encourage excessive risk taking
Provide a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements	No immediate vesting of stock options or restricted stock units except for certain change-in-control with termination and retirement situations
Engage an independent advisor, who performs no other work for the Company	No uncapped incentive award payments
Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results

Our compensation philosophy and the various components of the executive compensation program ensure the necessary balance between the interests of stockholders and the need to reward executives appropriately for both short-term and long-term financial and operational performance. We believe our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to our vision and strategy.

The NEOs in this proxy statement are:

Pierre Brondeau	President, Chief Executive Officer and Chairman of the Board
Paul Graves	Vice President and Chief Financial Officer
Mark Douglas	President, FMC Agricultural Solutions
Eric Norris	President, Health and Nutrition
Andrea Utecht	Executive Vice President, General Counsel and Secretary

Compensation and Organization Committee

The Committee, composed entirely of independent directors, is guided by its charter to review and approve executive compensation policies and practices and to oversee their administration.

Committee Charter

The Committee’s Charter describes its duties, responsibilities and procedures. The Charter is available on-line at www.fmc.com under Corporate Governance. The Committee’s membership is recommended by the Nominating and Corporate Governance Committee and approved by the Board. In 2015, the Committee met five times.

The Committee establishes total compensation for the chairman, president and chief executive officer (“CEO”) annually at its February meeting. The Committee reviews and evaluates the performance of the CEO and develops base salary and incentive payment recommendations for the review and approval of the full Board of Directors. The CEO does not participate in Committee or Board discussions regarding his own compensation.

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The Committee, with the input of the CEO, also establishes compensation for all the other NEOs listed in Column (a) of the Summary Compensation Table. Specifically, the CEO evaluates the performance of the other NEOs annually and makes recommendations to the Committee each February regarding the compensation of those other NEOs. The CEO’s input is particularly important in connection with base salary adjustments, the issuance of “Key Manager Awards” and the determination of Annual Performance Incentive (“API”) ratings as part of our Annual Incentive program, each as further described below. In each of these instances, the process starts with the CEO’s recommendation and that recommendation is afforded great weight by the Committee. The CEO participates in Committee discussions regarding other NEOs’ compensation. The Committee views the CEO’s significant role in the compensation process for other NEOs, and the deference afforded to his recommendations, as appropriate in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. That said, the Committee makes the ultimate determination regarding the compensation of each of the NEOs.

The Committee Chairman provides a full accounting of the Committee’s decisions to the Board of Directors following each Committee meeting. All new Committee members are provided a comprehensive executive compensation guide to facilitate their transition to the Committee by enhancing their understanding of the Company’s executive compensation policies and practices.

The Committee recognizes its responsibility to maintain a competitive executive compensation program that will ensure the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executives with stockholders. Pay for performance and market-based compensation are important elements of the Company’s compensation philosophy. The Company considers several measures of corporate performance, job performance and labor market dynamics in the design and administration of the NEO compensation arrangements described later in this section.

The Committee believes its compensation philosophy and the various components of its executive compensation program, when viewed objectively, ensure the necessary balance between the interests of stockholders and the need to reward executives appropriately for both short and long term financial and operational performance. Stockholders are given the opportunity to have a “say on pay” with an advisory vote, the results of which are reviewed carefully by the Board, the Committee and its compensation consultant. Changes may be incorporated into the executive compensation program, when appropriate and feasible to reflect evolving corporate objectives, regulatory requirements and market practices.

Consideration of Results of Stockholder Advisory Votes on Executive Compensation

At our 2015 Annual Meeting, we conducted an advisory (non-binding) stockholder vote on executive compensation, as required by the Dodd-Frank Act. The Compensation and Organization Committee appreciates that over 91% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the 2015 Proxy Statement. In considering the results of this most recent favorable advisory vote on executive compensation, the Compensation and Organization Committee takes note that the Company’s current executive compensation program has been effective in implementing the Company’s stated compensation philosophy and objectives. Nevertheless, the Compensation and Organization Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Compensation and Organization Committee continues to refine our executive compensation practices in its on-going effort to ensure our executive compensation supports our corporate goals and values. The Compensation and Organization Committee intends to continue paying close attention to the advice and counsel of its compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation and Organization Committee or the Board. Please refer to “Communicating with the Board” for information about communicating with the Board.

At the 2011 Annual Meeting, our stockholders expressed a preference that advisory votes on executive compensation occur on an annual basis. In accordance with the results of that vote, the Board implemented an annual advisory vote on executive compensation until the next required vote on the frequency of stockholder votes on the compensation of executives, which is scheduled to occur at the 2017 Annual Meeting.

This year we are again providing stockholders with an opportunity to express their views on this topic in another stockholder advisory vote on executive compensation. For more information, please see “Proposal No. 3 – Advisory (Non-Binding) Vote on Executive Compensation”.

Compensation Consultant

Meridian Compensation Partners LLC (“Meridian”) is the expert advisor engaged by the Committee on matters of executive compensation.

Meridian has provided the Committee with advice and counsel on a broad range of executive compensation matters. The scope of their services included, but was not limited to, the following:

•	Apprising the Committee of compensation-related trends and developments in the marketplace;
•	Informing the Committee of regulatory developments relating to executive compensation practices;
•	Advising the Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;
•	Providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation;
•	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;
•	Reviewing FMC policies regarding stock ownership guidelines, clawback provisions, anti-hedging and pledging policies, executive severance protections and similar matters;
•	Assessing the relationship between executive compensation and corporate performance; and
•	Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

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FMC did not engage Meridian for any consulting services in 2015 other than executive compensation.

In determining the independence of Meridian from Company management, the Committee considered the following factors, among others: (i) the fact that Meridian did not provide other services to the Company; (ii) the modest amount of fees Meridian received from the Company relative to Meridian’s total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest, including policies prohibiting their consultants from investing in client securities; and (iv) the absence of other business or personal relationships between Meridian personnel and any member of the Committee or any executive officer of the Company. The decision to engage Meridian was not made by management, but was determined solely by the Committee. The Committee is confident that there is no conflict of interest between Meridian and the Company.

Compensation Philosophy

As previously stated, the Company’s compensation program for NEOs is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s stockholders. In designing compensation arrangements for NEOs, the Committee has considered the importance of:

•	Balancing variable compensation components so that appropriate focus is put on achieving both short and long-term operating and strategic objectives;
•	Motivating the NEOs to achieve desired financial and operational results using sound business judgment and without inappropriate risk taking;
•	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for the NEO.

The Committee believes that subjecting a significant percentage of total direct compensation (“TDC”) to performance conditions helps focus the executive on achieving key objectives that are important to delivering the performance expected by stockholders. The Committee has determined, based on an assessment of the Company’s executive compensation programs by its consultant, that its compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company.

Components of Executive Compensation

The components of the Company’s compensation program with respect to NEOs include base salary, an annual incentive and a long-term incentive. Together, these three elements comprise the NEOs’ TDC.

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) prepared by Meridian to benchmark the components of its NEO compensation and to validate TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. Proxy statement data may not be available for all jobs that are direct comparisons to jobs held by the Company’s NEOs. In such cases, the Company relies more on the broader survey data to benchmark elements of executive compensation. The Company also believes that internal equity is an important and necessary consideration in valuing jobs. The Company benchmarks TDC so that performance at target delivers compensation at approximately the 50th percentile of the Market. The Company may, as a matter of policy, adjust individual components of TDC to align with its general executive pay philosophy as described in the preceding section. However, the Company does not adjust components of TDC based on the amount of compensation earned by an NEO in any prior period.

Below are peer companies from which proxy data was used in the most recent executive compensation study. The peer group is reviewed periodically for appropriateness and comparability. Criteria used for selecting peer group companies include: similar industry representation, revenue in the range of one-third to five times FMC, and market capitalization. The peer group’s median revenues were approximately $5.65 billion and median market capitalization (as of August 31, 2015) was approximately $7.18 billion.

Airgas, Inc.	Huntsman Corporation
Air Products & Chemicals, Inc.	Ingredion Incorporated
Albermarle Corporation	International Flavors and Fragrances, Inc.
Ashland, Inc.	Olin Corporation
Celanese Corporation	PPG Industries, Inc.
Chemtura Corporation	Scott’s Miracle-GRO Company
Cytec Industries Inc.	Syngenta AG
Eastman Chemical Company	The Mosaic Company
Ecolab Inc.	The Valspar Corporation
Grace, (W.R.) & Company	Westlake Chemical Corporation

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable revenue, size and complexity included in the Market. Performance levels from “needs improvement” to “outstanding” are delineated within the salary range structure and provide guidance for the administration of salaries.

The Company establishes base salary range midpoints at the 50th percentile of the Market. Salary ranges are expressed as grades with each grade having a range from 75% to 125% of midpoint. This structure allows the Company to differentiate in the delivery of base salary in accordance with its pay for performance philosophy. As reflected in the chart below, base salary relative to TDC is consistent with the Company’s compensation philosophy, which emphasizes pay-at-risk for executives who are chiefly responsible for delivering short and long term financial results for stockholders.

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Starting salaries are set within the above-described ranges based on the employee’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on job performance as assessed by the CEO who recommends the appropriate base salary to the Committee for their approval. The Committee itself determines any salary adjustment for the CEO. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Committee and focus on the performance of the NEOs in their respective major responsibility areas (“MRAs”). MRAs include but are not limited to, financial management, customer relations, strategic planning and business development, operational excellence, safety performance, staffing and talent management, performance management, and litigation management.

In 2015, the Committee approved the CEO’s recommendation for base salary increases of 4% for Mr. Graves, Mr. Douglas and Ms. Utecht, and 20% for Mr. Norris (due to his promotion to President, Health and Nutrition), to ensure they were appropriately aligned compared to peer group practices. (Salaries are set forth in Column (c) of the Summary Compensation Table.) Each NEO’s performance in the prior year met or exceeded expectations for their MRAs. The Committee approved an increase of 5.8% in Mr. Brondeau’s base salary in 2015. Each NEO’s base salary is within his/her respective salary range.

TARGET COMPENSATION MIX - FY 2015

(consisting of base salary, annual incentive award & long-term incentives)

Annual Incentive

The Incentive Compensation and Stock Plan (“ICSP”), is a stockholder-approved plan designed to facilitate the delivery of both short and long term incentives.

The Annual Incentive is a cash component of the ICSP that rewards NEOs for the achievement of key short-term objectives. It is designed to recognize and reward both individual and team achievement. The Committee reviews and approves the award design, performance measures and objectives. The Committee also reviews and approves the award results and payouts.

Annual Incentive targets are derived from prevailing Market data with consideration for internal equity. At target, the Annual Incentive delivers a cash payout that approximates the 50th percentile of the Market when objectives are met. The Annual Incentive delivers a maximum cash payout of 2x target if objectives are substantially exceeded. Annual Incentive compensation targets vary by position and are expressed as a percentage of base salary. For 2015, the Annual Incentive averages 21% (at target) of the NEOs’ TDC, other than the CEO whose Annual Incentive comprises 17% of his TDC at target. (See above chart.) The Committee believes this percentage provides a meaningful incentive for short-term performance. All NEOs received an Annual Incentive payment for performance in 2015 (see footnote (2) to Column (g) of the Summary Compensation Table). For 2015, Mr. Brondeau had an Annual Incentive Target of 120% of base salary; Mr. Graves, Mr. Norris and Ms. Utecht had Annual Incentive targets of 60% of base salary; and Mr. Douglas had an Annual Incentive target of 70% of base salary.

The Annual Incentive is comprised of two components, a Business Performance Incentive (“BPI”) and an Annual Performance Incentive (“API”).

The BPI component is focused on two key corporate-wide financial measures, adjusted earnings and cash outflow, and two key business-unit measures, earnings before interest and taxes (EBIT) and working capital. For Messrs. Brondeau and Graves and Ms. Utecht, their 2015 BPI performance measures were equally weighted between adjusted earnings and cash outflow. For Messrs. Douglas and Norris, their 2015 BPI performance measures included the two corporate financial measures as well as EBIT and working capital. The Committee selected these additional measures in order to incent management to focus on the profitable growth of their respective business units. (See Business Performance Incentive Table for the weight given to the BPI targets for each NEO.)

The CEO recommends to the Committee appropriate financial measure(s) for the corporation and each business unit. Actual BPI performance for the corporation and each business unit is reviewed and approved by the Committee following its review of year end financial results. Details concerning the specific BPI measures for each NEO in 2015 are provided in the section entitled “Annual Incentive Awards” in the narrative below the Grants of Plan-Based Awards Table.

The API generally consists of a set of non-financial objectives specific to each NEO, but may include financial measures at the discretion of the CEO. The API factors may, in part, be subjective and may include measures such as the successful execution of strategy and growth initiatives, assessing and responding to changing market conditions, improving operating efficiency and safety performance, talent management, litigation management, and making timely management changes. An NEO’s performance against each objective is evaluated on a scale of zero to 2.0 (with performance at target levels yielding a rating of 1.0). The relative importance of each of these factors is then weighted based on the importance of the strategic initiatives and operating requirements of each business or function. The resulting weighted index yields an overall API rating between zero and 2.0. The CEO establishes API measures and objectives for other NEOs and evaluates performance against the objectives. API measures for the CEO are approved, and his performance against these measures is evaluated, by the Committee. At the end of each year, each NEO completes a self-assessment on his or her progress in satisfying each of his or her API objectives. The relevant evaluators (the CEO in the case of the other NEOs and the Committee in the case of the CEO) are provided by management with these reports as well as such other information as they may require to determine the satisfaction of each API objective. The evaluators also consider the self-assessment reports.

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Ultimately, the evaluators will make their own determinations as to the extent to which each API objective is satisfied. Insofar as an API objective is subjective in nature, the evaluators will apply their own judgment in determining the extent to which it has been satisfied. All NEO Annual Incentive awards are approved during the February meetings of the Committee and the Board. Details concerning the specific API measures for each NEO in 2015 are provided in the section entitled “Annual Incentive Awards” in the narrative below the Grants of Plan-Based Awards Table.

Long-Term Incentives

Long-Term Incentive (“LTI”) awards are also granted under the ICSP. LTI targets are derived from prevailing Market data with consideration for internal equity. The LTI award is designed to motivate, retain and directly link the NEOs’ long-term compensation with increases in stockholder value. The LTI target is based on position and is designed to deliver compensation at the 70th percentile of the Market for the CEO and the 50th percentile of the Market for the other NEOs. However, for better-than-Market performance, the LTI award can produce results that are above the LTI target. The Committee has broad discretion to approve the appropriate type(s) of LTI awards. For 2015, LTI compensation, at target, averages 46% of TDC for NEOs other than Mr. Brondeau. Mr. Brondeau’s target LTI is weighted at approximately 69% of TDC. The difference in treatment of the target LTI for the CEO reflects the importance of his role in developing long-term strategic direction that creates sustainable stockholder value.

The Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to stockholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Committee. The LTI award for the CEO is recommended by the Committee and approved by the full Board of Directors. All LTI awards are approved during the February meetings of the Committee and the Board.

There is no set allocation between equity and cash for LTI awards. The Committee determines the allocation each year. The Committee also reviews competitive LTI grant data and mix from our peer companies prepared by Meridian in reaching its decisions. In 2015, the LTI award was made up of one-third stock options, one-third restricted stock units (paid in Common Stock when vested) and one-third performance-based cash. (See the Grants of Plan-Based Awards Table and Columns (e), (f) and (g) of the Summary Compensation Table.) The 2015 LTI target values for the NEOs were: for Mr. Brondeau $5,500,000, for Mr. Graves $958,400, for Mr. Douglas $806,600, for Mr. Norris $300,000, and for Ms. Utecht $640,800. In 2016, the performance-based cash award will be replaced with a performance-based restricted stock unit award. The Committee believes that moving in this direction will further align pay with performance in the interest of the stockholders.

Generally, LTI awards are subject to forfeiture until the vesting conditions are met. LTI awards require continued Company service for a three-year period (or a four-year period in the case of a Key Manager Award, as further discussed below). However, participants who attain age 62 and complete 10 years of service, or who attain age 65 (without regard to length of service), will vest in LTI equity awards (except for Key Manager Awards, which are subject to forfeiture upon retirement) upon satisfying such age and service criteria (or immediately upon grant, if the grant is received after satisfaction of such criteria). Nevertheless, such participants are not entitled to receive the shares subject to a restricted stock unit award until it would have otherwise vested (except for an amount necessary to satisfy tax liabilities relating to the award). Further, with respect to cash awards, participants age 62 and over who have completed 10 years of service and participants age 65 and older regardless of service, will be eligible to earn a pro-rata portion of the performance-based cash award upon retirement, payable in a lump sum at the end of the three-year performance period.

Equity Awards

Annual Stock Option Grants

Stock options are granted as part of the LTI awards to NEOs subsequent to the release of the Company’s earnings for the previous calendar year. In determining the number of options required to meet the compensation level approved for an NEO, the Company divides that portion of the Committee-approved LTI award value related to stock options by the fair value of the option based on a Black-Scholes pricing model calculation using a 30-day average stock price for the period immediately preceding the February meeting of the Committee.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of grant.

Restricted Stock Units

In determining the amount of restricted stock units required to meet the compensation level approved for an NEO, the Company divides that portion of the LTI award value related to restricted stock units for that year by a 30-day average stock price for the period immediately preceding the February meeting of the Committee.

Special Restricted Stock Unit Grants (Key Manager Awards)

The Key Manager Award (“KMA”) is a restricted stock unit grant designed primarily as a recognition and retention program for outstanding management talent. While the Committee may also authorize the use of a KMA to attract key talent, most KMAs are issued in an effort to retain key management talent. The value of the KMA is established at a level that would be meaningful to the executive based on his/her compensation. Typically, these awards are approved for an executive only once during a four-year period. KMAs are generally subject to vesting over four years with no acceleration upon retirement. However, the Committee may choose to vary the vesting period based on its retention goals for a particular KMA recipient. In determining the amount of restricted stock units required to deliver the value to be awarded, the Company divides such amount by the closing price of the Company’s stock on the date of grant. In all other respects KMAs have the same characteristics as the restricted stock unit used as part of the LTI award, except that they remain subject to forfeiture upon retirement. KMAs are recommended by the CEO. The Committee may recommend a KMA for the CEO for approval by the full Board. There were no KMAs granted in 2015.

Long-Term Performance-Based Cash Incentive Plan

The CEO may recommend a performance-based cash component as part of the annual LTI award. When used, performance-based cash is linked to a multi-year corporate performance measure recommended by the CEO. The measure and corresponding objectives are approved by the Committee (or, in the case of awards to the CEO, recommended

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by the Committee and approved by the Board). Details of the 2015 and previous performance-based cash awards are provided in the subsection entitled “Long-Term Incentive Awards - Performance-Based Cash” of the narrative following the Grants of Plan-Based Awards Table. In the 2016 LTI grant, the performance-based cash award will be replaced with a performance-based restricted stock unit award.

2015 Target Compensation vs. Realizable Compensation

As a result of our 2015 financial performance which was significantly impacted by historic currency volatility and a downturn in the agricultural market, external events we could not control, we did not meet all of our target performance goals. The charts below demonstrate the target pay for our NEOs versus their realizable pay, clearly illustrating that pay and performance are aligned. Realizable pay is substantially lower for NEOs when financial and stock price performance is down.

•	Target pay is defined as the compensation delivered or deliverable for each year including: salary to be received; amounts to be received under the annual incentive plan based on a target level of performance. Long-term incentive components (restricted stock units, annual stock option grants and performance-based cash) are based on the grant date market price per share on the date of grant for restricted stock units, the value of the option based on a Black-Sholes pricing model, and Total Shareholder Return target performance for performance-based cash.
•	Realizable pay is defined as the compensation earned or deliverable for each year calculated as of the end of the fiscal year, including: salary received, amounts to be received under the annual incentive plan based on financial performance, and long-term incentive plan components. For the long-term incentive vehicles, options granted in 2013 are valued based on the spread between year-end price and the exercise price. RSUs granted in 2013 are valued at the year-end price. The 2013-2015 performance-based cash program is valued at the earned performance level (in this case zero).

CEO Pay at Target* vs. Realizable Pay

*	Excludes special equity award granted in February 2015 consisting of 50% stock options and 50% performance-based restricted stock units (PRSUs). (See footnote (5) to the Summary Compensation Table.) Compensation realized under this special grant may differ greatly from its grant date value.

Other NEO Average Pay at Target vs. Realizable Pay

Potential Benefits Related to Change in Control or NEO Termination

The Committee believes that the long-term interests of stockholders are best served by providing reasonable income protection for NEOs to address potential change in control situations in which they may otherwise be distracted by their potential loss of employment in the event of a successful transaction. The Company has entered into an executive severance agreement with each NEO that provides certain financial benefits in the event of a change in control. These are “double trigger” arrangements – i.e., severance benefits under these arrangements are only triggered by a qualifying event (see section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”) that also results in the executive’s termination of employment under certain specified circumstances within 24 months following the event. Likewise, unvested LTI and KMA awards shall vest only upon the occurrence of both a qualifying change in control event and such termination of employment. The Committee also determined that, beginning in 2010, the Company would not enter into any agreements to pay an additional cash amount to cover any excise or similar tax under Section 4999 of the IRC in respect of any of the benefits subject

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to such excise taxes for any individual newly eligible for a change-in-control agreement. Of the current NEOs, only Ms. Utecht would be eligible for an additional cash amount to cover such excise taxes, due to the grandfathered status of her existing agreement. In addition, the Committee has approved benefit guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control, which are intended to provide reasonable transition assistance. The details of all of the above-described benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Pension Benefits

Only Mr. Norris and Ms. Utecht are eligible for retirement benefits under (i) a qualified defined benefit plan (the “Qualified Plan”) available on a non-discriminatory basis to all employees hired before July 2007 who meet the service criteria; and (ii) a nonqualified defined benefit plan (the “Nonqualified Plan”), which is designed to restore the benefits that would have been earned under the Qualified Plan, absent the limits placed by the Internal Revenue Code. The details of these defined benefit plans are set forth in the Pension Benefits Table 2015 and the narrative that follows it.

Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by executive officers. The CEO ownership target is six times his base salary. The CFO and the President of Agricultural Solutions have targets of three times their base salaries. The other NEOs have ownership targets of two times their base salaries. These ownership guidelines are reviewed against our peer company practices and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation.

NEOs have a period of up to five years from the date of their election to meet the guidelines. All NEOs are in compliance with current ownership guidelines.

Anti Hedging Policy

The Company has adopted a policy which, with respect to Company stock, prohibits the directors and officers of the Company, as well as their immediate family members, from (i) engaging in any forms of hedging or monetization transactions, or (ii) pledging or creating a security interest, or (iii) any other transaction that would directly or indirectly reduce the risk of holding Company stock.

Clawback Policy

The Company has adopted a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements. If an accounting restatement is required because of material non-compliance with any financial reporting requirement, all incentive compensation paid or credited to each current or former executive officer for the restated period (up to three years) will be recalculated based on restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to such executive officer for that period, the excess amount must be forfeited or returned to the Company. Alternatively, the Company is authorized to offset the forfeitable amount from compensation owed currently or in the future to such executive officer. The Compensation Committee is authorized to interpret this policy and make all determinations necessary for the policy’s operation.

Deductibility of Executive Compensation

As part of its role, the Committee considers to what extent the Company can deduct any of its executive compensation under Section 162(m) of the Internal Revenue Code. Generally, a public company cannot deduct compensation in excess of $1 million paid in any year to a Company’s chief executive officer and the three other most highly compensated officers (other than the company’s chief financial officer). However, certain compensation, including qualified “performance-based compensation”, is not subject to this $1 million limitation. In designing our compensation programs and in making awards to our executive officers, the Committee is mindful of whether compensation will be deductible, but it retains the flexibility to award compensation that is not deductible in order to meet the objectives of our compensation philosophy.

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE 2015

						Non-Equity	Change In
				Stock	Option	Incentive Plan	Pension	All Other
		Salary	Bonus	Awards(1)(5)	Awards(1)(5)	Compensation(2)	Value(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
PIERRE BRONDEAU	2015	1,100,000		4,511,199	4,008,131	1,812,360	N/A	313,963	11,745,653
President, Chief Executive Officer	2014	1,040,000		1,441,899	1,431,987	779,064	N/A	424,195	5,117,145
and Chairman of the Board	2013	1,000,000		1,335,339	1,342,626	3,827,340	N/A	432,230	7,924,561
PAUL GRAVES	2015	649,147		340,575	345,174	516,072	N/A	128,704	1,979,672
Executive Vice President and Chief Financial Officer	2014	624,180		309,807	307,663	260,658	N/A	216,284	1,718,592
	2013	604,500		284,029	285,577	498,350	N/A	307,659	1,980,115
MARK DOUGLAS	2015	557,132		286,613	290,533	384,923	N/A	96,029	1,615,230
President	2014	535,704		771,235	258,956	268,495	N/A	126,520	1,960,910
FMC Agricultural Solutions	2013	515,100		221,823	223,056	955,470	N/A	106,899	2,022,348
ERIC NORRIS	2015	342,033		106,592	108,024	283,888	152,399	17,605	1,010,541
President Health and Nutrition	2014	—		—	—	—	—	—	—
	2013	—		—	—	—	—	—	—
ANDREA UTECHT	2015	478,213		227,705	230,807	366,997	92,408	47,623	1,443,753
Executive Vice President, General	2014	458,407		425,911	205,719	212,059	363,533	49,735	1,715,364
Counsel and Secretary	2013	440,776		187,985	189,032	701,943	52,900	44,536	1,617,172
(1)	The amounts in these columns reflect the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note (14) to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2015 for the assumptions used in the valuations that appear in these columns. The awards in column (e) are comprised of restricted stock units. There were no forfeitures of equity awards by NEOs during 2015.
(2)	For 2015, the totals listed in this column include amounts earned under the Incentive Compensation and Stock Plan as follows: (i) with respect to the Annual Incentive for 2015, for Mr. Brondeau, $1,812,360; for Mr. Graves, $516,072; for Mr. Douglas, $384,923; for Mr. Norris, $283,888; and for Ms. Utecht, $366,997; and (ii) with respect to the Performance-Based Cash component of the 2013-2015 Long-Term Incentive Award, for Mr. Brondeau, $0; for Mr. Graves, $0; for Mr. Douglas, $0; for Mr. Norris, $0; and for Ms. Utecht, $0.
(3)	For 2015, the amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. Details of these defined benefit plans are set forth in the Pension Benefits Table 2015 and the narrative that follows.
(4)	For 2015, the amounts stated in this column include: (i) with respect to the Company’s matching contribution to the FMC Corporation Savings and Investment Plan, for Messrs. Brondeau, Graves, Douglas, Norris, and Ms. Utecht, $10,600; (ii) with respect to the Company’s matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Brondeau $64,696; for Mr. Graves, $25,792; for Mr. Douglas, $22,425; for Mr. Norris, $0; and for Ms. Utecht, $17,011; (iii) with respect to the Company’s core contributions to the Qualified and Nonqualified Savings and Investment Plans, for Mr. Brondeau, $13,250 for the Qualified Plan and $80,869 for the Nonqualified Plan; for Mr. Graves, $13,250 for the Qualified Plan and $32,240 for the Nonqualified Plan; and for Mr. Douglas, $13,250 for the Qualified Plan and $28,031 for the Nonqualified Plan; (iv) with respect to dividends paid on unvested restricted stock units, for Mr. Brondeau, $46,938; for Mr. Graves, $24,401; for Mr. Douglas, $12,144; for Mr. Norris, $2,575; and for Ms. Utecht, $8,048. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Brondeau, financial planning ($25,000), personal use of the Company airplane ($61,096), a golf club membership, and reserved parking; for Mr. Graves, financial planning, executive long-term disability insurance, a golf club membership, and reserved parking; for Mr. Douglas, financial planning, a golf club membership and reserved parking; for Mr. Norris, financial planning; and for Ms. Utecht, financial planning, executive long-term disability insurance and reserved parking. The aggregate incremental cost for each of the foregoing perquisites and personal benefits that was quantified was calculated based on the full amount the Company paid for such benefit times the percentage of personal use not reimbursed to the Company.
(5)	In addition to annual option awards, restricted stock unit grants and performance-based cash incentives, in recognition of the importance of Mr. Brondeau’s continued leadership of the Company, on February 27, 2015, the Board of Directors granted him a special equity award consisting of $4,000,000 in equity grant opportunity value: 50% in options and 50% in performance-based restricted stock units (PRSUs). The sizing of the award to purchase 82,137 shares of the Company’s common stock was determined by dividing $2,000,000 by the Black-Sholes value of the option, based on the closing price of the Company’s common stock on the grant date. The exercise price of these options was $63.41.The target number of shares in the PSRU award was determined by dividing $2,000,000 by the closing price of the Company’s common stock on the grant date, for a target PSRU award of 31,541 shares. On the third anniversary of the grant date, the PSRU vests, if at all, based on the Company Total Shareholder Return relative to a peer group over the three-year performance period ending December 31, 2017.

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The Summary Compensation Table lists all 2013, 2014, and 2015 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, any individual who served as the Chief Financial Officer during any part of 2015, each of the three other most highly compensated executive officers, and any individual for whom disclosure would have been provided but for the fact that he or she was not serving as an executive officer at the end of the fiscal year. The base salary, Annual Incentives, and Long-Term Incentives (consisting of stock options, restricted stock units, and a performance-based cash component), paid or awarded to these officers were determined by the Compensation and Organization Committee, as described in the Compensation Discussion and Analysis. The material terms of the Annual Incentive and Long-Term Incentive awards are described in the narrative to the Grants of Plan Based Awards Table. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (h) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits Table.

GRANTS OF PLAN-BASED AWARDS TABLE 2015

								Estimated Future Payouts			All Other		All Other
		Estimated Future Payouts Under						Under Equity Incentive Plan			Stock		Option			Grant
		Non-Equity Incentive Plan Awards(1)(2)						Awards			Awards:		Awards:		Exercise	Date Fair
											Number of		Number of		or Base	Value of
											Shares of		Securities		Price of	Stock and
											Stock or		Underlying		Option	Option
	Grant	Threshold		Target		Maximum		Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)		($)		($)		($)	($)	($)	(#)		(#)		($/Sh)	($)
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)		(j)		(k)	(l)
Pierre Brondeau	N/A	0	*	1,320,000	*	2,640,000	*
	2/27/2015	733,320	**	1,833,300	**	3,666,600	**
	2/27/2015										30,823					1,954,486
	2/27/2015										31,541	(3)				2,556,713
	2/27/2015												80,267		63.41	1,980,990
	2/27/2015												82,137	(3)	63.41	2,027,141
Paul Graves	N/A	0	*	389,488	*	778,976	*
	2/27/2015	127,800	**	319,500	**	639,000	**
	2/27/2015										5,371					340,575
	2/27/2015												13,986		63.41	345,174
Mark Douglas	N/A	0	*	389,992	*	779,985	*
	2/27/2015	107,560	**	268,900	**	537,800	**
	2/27/2015										4,520					286,613
	2/27/2015												11,772		63.41	290,533
Eric Norris	N/A	0	*	191,428		382,856
	2/27/2015	40,000	**	100,000		200,000
	2/27/2015										1,681					106,592
	2/27/2015												4,377		63.41	108,024
Andrea Utecht	N/A	0	*	286,046	*	572,093	*
	2/27/2015	85,440	**	213,600	**	427,200	**
	2/27/2015										3,591					227,705
	2/27/2015												9,352		63.41	230,807
(1)	The actual amount of the Annual Incentive paid to the NEO with respect to 2015 is stated in footnote (2) to Column (g) of the Summary Compensation Table.
(2)	The annual incentive awards, which are denoted by a single asterisk in this table, have possible payouts at any point from zero to the respective maximums shown; therefore no threshold is given. For the performance-based cash component for the 2015-2017 performance period, denoted by a double asterisk in this table, a zero payout is possible, with the first payout thereafter equal to .4 times the target; therefore the threshold shown represents that latter amount, although such amount is not a guaranteed amount. Please see the narrative below for further explanation of the awards and how they are calculated.
(3)	Special Equity Award as described in footnote (5) of the Summary Compensation Table.

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Each of the awards contained in the Grants of Plan-Based Awards Table above are granted under the Incentive Compensation and Stock Plan (“ICSP”), which is administered by the Compensation and Organization Committee (the “Committee”), in accordance with principles set forth in the Compensation Discussion and Analysis. The ICSP provides for annual, as well as long-term incentive awards. The material terms of these awards are as follows:

Annual Incentive Awards

The Annual Incentive, represented by the values marked with a single asterisk (*) in the table above, is a cash award comprised of two components, a Business Performance Incentive (“BPI”) and an Annual Performance Incentive (“API”). The BPI is a financial measure focused on key performance objectives such as adjusted earnings, cash outflow, earnings before interest and taxes (“EBIT”) and working capital. In 2015, the approved BPI measures for Messrs. Brondeau and Graves and Ms. Utecht were adjusted earnings and cash outflow. Also, Messrs. Douglas and Norris each had 50% of their BPI target based on these same measures. The balance of their BPI target was based on business unit EBIT and working capital. The approved BPI measures for each NEO, the BPI targets for each NEO, the weighting of each component of BPI and the actual performance results for 2015 are described below in the Business Performance Incentive Table.

BUSINESS PERFORMANCE INCENTIVE TABLE 2015

			Target		Actual	Percent of	BPI Rating		Overall BPI
Name	BPI Components	Performance(1)			Results(2)	BPI Target	Component		Rating
Pierre Brondeau	Adjusted Earnings		$397.0M		$391.6M	70%	0.85
	Cash Outflow		$-530.0M		$-307.0M	30%	2.00		1.19
Paul Graves	Adjusted Earnings		$397.0M		$391.6M	70%	0.93	(3)
	Cash Outflow		$-540.0M	(3)	$-307.0M	30%	2.00		1.25
Mark Douglas
Corporate	Adjusted Earnings		$397.0M		$391.6M	35%	0.85
	Cash Outflow		$-530.0M		$-307.0M	15%	2.00
FMC Agricultural Solutions	EBIT		$486.0M		$374.3M	35%	0
	Working Capital	$	†		†	15%	0		0.595
Eric Norris
Corporate	Adjusted Earnings		$397.0M		$391.6M	35%	0.85
	Cash Outflow		$-530.0M		$-307.0M	15%	2.00
FMC Health & Nutrition	EBIT		$190.0M		$200.3M	35%	2.00
	Working Capital	$	†		†	15%	1.20		1.475
Andrea Utecht	Adjusted Earnings		$397.0M		$391.6M	70%	0.85
	Cash Outflow		$-530.0M		$-307.0M	30%	2.00		1.19
(1)	The target performance signifies performance that will yield a BPI rating of 1.0.
(2)	The levels of these BPI measures may differ from the amounts reported in our financial statements because the BPI measures are adjusted to exclude gains or losses attributable to (1) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and certain other items not reflective of operating performance (such as the impact of changes in currency exchange rates or changes in accounting principles). In 2015, however, these adjustments did not materially affect the amount of any NEO’s Annual Incentive Award.
(3)	For reasons relating to Section 162(m) of the Internal Revenue Code (see section entitled “Deductibility of Executive Compensation” on page 30), the rules for setting the BPI performance curve for the CFO are different from those applicable to the other NEOs.
†	This information is both confidential and competitively sensitive and is therefore not disclosed.

The API generally consists of a set of non-financial objectives specific to each NEO, but may include financial measures at the discretion of the CEO. The CEO’s 2015 APIs, as approved by the Committee, included objectives relating to safety, the integration of the Cheminova acquisition and delivery of synergies, the divestiture of the Alkali division, business strategy for the Health and Nutrition and Lithium business segments, and investor outreach. Mr. Brondeau’s principal accomplishments which formed the basis for his API rating set forth in the Annual Incentive Calculation Table below include: reducing the safety rate of the Company’s legacy operations to a record low and achieving dramatic improvement in Cheminova’s safety metrics and approach to safety generally; accelerating and significantly increasing Cheminova integration synergies (both cost savings and revenue); restructuring the Brazil Agricultural Solutions business to both streamline operations and shed unprofitable business in light of the market downturn and currency volatility; successfully executing the divestiture of the Alkali business in order to finance the Cheminova acquisition and removing stranded costs relating to the divested business; driving cost reduction, operational excellence, and footprint rationalization initiatives in the Health and Nutrition business and addressing the profitability of its recently- acquired businesses; focusing the Lithium business on downstream applications and developing strategic options to address the profitability and stability of its Argentine operations; and organizing an Investor Day to roll out the new five year plan (Vision 2020). In addition, the CEO established API measures and objectives unique to each NEO as set forth below.

Mr. Graves’ 2015 APIs consisted of objectives relating to the 2015 transformational strategic initiatives described above, continued progression towards a centralized finance function, leadership of the IR function, and staying abreast of broad industry-wide developments. Mr. Graves’ principal accomplishments which formed the basis for his API rating set forth in the table below include: providing key support for the closing of the Cheminova acquisition and Alkali divestiture, including support for the tax, Treasury and IT aspects, in addition to financial team support; managing an evolving centralized finance

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function, including making the necessary people and organizational changes to reflect the revised state and needs of the business and expanding or creating shared service centers; setting the strategy for and strengthening the capabilities of the Investor Relations team, as well as managing the most important investor relationships and leading the process for Investor Day; and keeping management and the Board abreast of and prepared for industry developments.

Mr. Douglas’ APIs consisted of objectives relating to safety, the integration of Cheminova, and people and organizational initiatives. Mr. Douglas’s principal accomplishments which formed the basis for his API rating set forth in the table below include: reducing by half the rate (including Cheminova) of safety recordable incidents and reducing process safety category 2 incidents at tolling operations to a record low; accelerating and significantly increasing both cost and revenue synergies from the Cheminova acquisition and successfully implementing various other initiatives relating to organization design, R&D and supply chain, in each case reflecting the addition of Cheminova; continuing the development of and investments in the innovation pipeline for synthetic and biological products; restructuring the Brazil Agricultural Solutions business to both streamline operations and remove unprofitable business in response to market downturns and historic adverse currency impacts; and implementing a number of segment-wide cost containment initiatives. Mr. Douglas also achieved results with respect to certain initiatives in the area of diversity and succession planning.

Mr. Norris’ APIs consisted of objectives relating to safety; creating a more market-driven, customer-focused organization; optimizing the profitability of recently-acquired businesses; driving operational excellence and footprint rationalization; and creating a foundation for improved innovation. Mr. Norris’s principal accomplishments which form the basis for his API rating set forth in the table below include: initiatives relating to improved process safety; restructuring and realigning the marketing organization, creating a new global quality organization, and reassessing distribution strategies; reallocating resources for the natural colors business, implementing a strategy for optimizing Omega-3 manufacturing, and selling the pectin business; exceeding cost reduction and productivity targets; and preparing a technology roadmap, including exploring possible technology partnerships.

Ms. Utecht’s APIs consisted of objectives relating to the 2015 transformational transactions, various initiatives relating to the Cheminova integration, legal support for one of the Company’s major remediation sites, control of outside legal fees, and continuing to work on non-manufacturing safety awareness. Ms. Utecht’s principal accomplishments which formed the basis for the rating set forth in the table below include: providing key legal support for the successful closing of the acquisition of Cheminova and the divestiture of the Alkali business, as well as for a number of smaller strategic initiatives; maintaining good cost control over internal and external legal costs; litigation support relating to choice of a remedy at the Middleport, NY remediation site; continuing to participate in safety awareness campaigns; and successful litigation to terminate a costly indemnification obligation.

The overall API rating for each NEO consists of a weighted average of the results of his or her rating on each of his or her individual API objectives, and the resulting weighted index yields an overall API rating between zero and 2.0. Based on the evaluators’ determinations, as described above, in 2015, Mr. Brondeau achieved an overall API rating of 1.8; Mr. Graves achieved a 1.5; Mr. Douglas achieved a 1.9; Mr. Norris achieved a 1.5; and Ms. Utecht achieved a 1.5.

The weighting of the API and BPI components was in each case 70% BPI and 30% API. Target payouts vary by position as a percentage of base salary. Specifically, Mr. Brondeau had an Annual Incentive target of 120% of base salary; Mr. Graves, Mr. Norris and Ms. Utecht had Annual Incentive targets of 60% of base salary; and Mr. Douglas had an Annual Incentive target of 70% of base salary. By design, each NEO’s maximum payment is limited to two times their Annual Incentive target.

The actual Annual Incentive amounts earned in 2015 by the NEOs appear in footnote (2) to Column (g) of the Summary Compensation Table. Annual Incentive calculations are provided in the table below for each NEO in 2015.

ANNUAL INCENTIVE CALCULATIONS 2015

	(1)		(3)	(4)		(6)
	BPI Percent	(2)	API Percent	API	(5)	Actual Incentive
Name	of Target	BPI Rating	of Target	Rating	Target Incentive	((1x2) + (3x4)) x 5)
Pierre Brondeau	70%	1.19	30%	1.80	$1,320,000	$1,812,360
Paul Graves	70%	1.25	30%	1.50	$389,488	$516,072
Mark Douglas	70%	0.595	30%	1.90	$389,993	$384,923
Eric Norris	70%	1.475	30%	1.50	$191,428	$283,888
Andrea Utecht	70%	1.19	30%	1.50	$286,046	$366,997

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Long-Term Incentive Awards

Stock Option Awards

Stock options are a component of the LTI awards. They are nonqualified options which do not vest until the end of a prescribed period, which in general is three years, at which time they vest in their entirety. The options have a term of ten years. Options are not transferable or assignable other than by will or the laws of descent in the event of death. Unvested options generally expire upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of options subsequent to the cessation of employment.)

Restricted Stock Unit Awards

Restricted stock unit awards, when used as a component of the LTI awards, generally vest after three years. The recipient is entitled to receive dividend equivalent payments at a non-preferential rate during this period of restriction. Once the restriction expires, the shares, less any shares used to satisfy statutory tax withholding obligations, are issued to the NEO. Unvested restricted stock units are generally cancelled upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of restricted stock subsequent to the cessation of employment.)

Performance-Based Cash

For 2015, performance-based cash is also used as a component of the LTI awards. The performance-based cash component of an LTI award covers a three year cycle and will be paid out at the end of such cycle, provided performance targets are met and the NEO remains an employee of the Company for the entire performance period, except in certain circumstances. (See “Potential Payments Upon Termination or Change in Control” for additional detail.)

For the three-year period covered by the performance-based cash component for the 2013-2015 award, payout is based on a Total Shareholder Return (“TSR”) measure, determined with reference to an industry comparator group comprised of 33 companies identified by the Committee’s independent executive compensation consultant. This comparator group includes peer group companies used for purposes of compensation comparison, which are listed in the Compensation Discussion and Analysis, as well as 13 other companies (listed below), so that there is a group large enough to enable meaningful and credible differentiation in performance.

In 2016, the performance-based cash award will be replaced with a performance-based restricted stock unit award. The Committee believes that moving in this direction will further align pay with performance in the interest of the stockholders.

A. Schulman, Inc.	Newmarket Corporation
Akzo Nobel N.V.	PolyOne
BASF SE	Praxair, Inc.
E.I. DuPont de Nemours and Company	Sensient Technologies Corporation
Ferro Corporation	The Dow Chemical Company
Minerals Technologies, Inc.	Valhi, Inc.
NL Industries, Inc.

The Committee selected TSR to incent management to achieve long-term stockholder returns that are superior to the Company’s peers. This helps to directly align management with stockholder interests.TSR performance is calculated as a point-to-point measurement from 2013-2015.

The values marked with a double asterisk (**) in the Grants of Plan-Based Awards Table are based on the Company achieving a relative performance measure of TSR at or above the 35th percentile (the threshold). For performance at the 35th percentile a payment equal to 40% of target will be made (no payment is made for performance at less than the 35th percentile). For performance at the 50th percentile (the target) a payout of one times target is made, and for performance at the 80th percentile or higher, a maximum payout of two times target is made.

Details concerning the calculation of the payment for the 2013-2015 award cycle are set forth below:

TOTAL SHAREHOLDER RETURN TABLE 2013-2015

	TSR	Peer Group	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
3 Year TSR 2013 – 2015	-29.32%	7.14%	<35%	50%	80%	0

TSR performance for the 2013-2015 cycle did not meet the threshold. Therefore, no LTI cash awards were granted for this cycle. See footnote (2) to the Summary Compensation Table.

The 2014-2016 and 2015-2017 award cycles are ongoing. All three cycles use the same performance metric and scale.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE 2015

	Option Awards					Stock Awards
								Equity	Equity
			Equity Incentive					Incentive	Incentive Plan
			Plan Awards:				Market	Plan Awards:	Awards: Market
	Number of	Number of	Number of			Number	Value of	Number of	or Payout Value
	Securities	Securities	Securities			of Shares	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			or Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have Not	That Have Not
	Exercisable(1)	Unexercisable(2)	Options	Price	Expiration	Vested(3)	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pierre Brondeau	72,992			28.64	2/18/2020	22,454	878,625
	68,424			40.89	2/17/2021	19,771	773,639
	73,524			47.60	2/16/2022	30,823	1,206,104
		57,574		59.47	2/18/2023	31,541	1,234,199
		47,717		72.93	2/17/2024
		82,137		63.41	2/27/2025
		80,267		63.41	2/27/2025
Paul Graves		12,246		59.47	2/18/2023	4,776	186,885
		10,252		72.93	2/17/2024	4,248	166,224
		13,986		63.41	2/27/2025	5,371	210,167
Mark Douglas	10,198			30.31	3/22/2020	3,730	145,955
	11,960			40.89	2/17/2021	3,575	139,890
	11,244			47.60	2/16/2022	7,000	273,910
		9,565		59.47	2/18/2023	4,520	176,868
		8,629		72.93	2/17/2024
		11,772		63.41	2/27/2025
Eric Norris	2,642			40.89	2/17/2021	1,343	52,552
	2,484			47.60	2/16/2022	1,126	44,060
		3,444		59.47	2/18/2023	1,681	65,778
		2,719		72.93	2/17/2024
		4,377		63.41	2/27/2025
Andrea Utecht	14,388			18.70	2/15/2017	3,000	117,390
	14,434			27.88	2/21/2018	3,030	118,564
	14,174			22.22	2/19/2019	2,788	109,094
	13,848			28.64	2/18/2020	3,523	137,855
	10,616			40.89	2/17/2021
	10,352			47.60	2/16/2022
		8,106		59.47	2/18/2023
		6,855		72.93	2/17/2024
		9,352		63.41	2/27/2025

(1)	For the award with an expiration date of 2/15/2017, the vesting date was 2/15/2010; for the award with an expiration date of 2/21/2018, the vesting date was 2/21/2011; for the award with an expiration date of 2/19/2019, the vesting date was 2/19/2012; for the awards with an expiration date of 2/18/2020, the vesting date was 2/18/2013; for the award with an expiration date of 3/22/2020, the vesting date was 3/22/2013; for the awards with an expiration date of 2/17/2021, the vesting date was 2/17/2014; for the award with an expiration date of 2/16/2022, the vesting date was 2/16/2015.
(2)	For the awards with an expiration date of 2/18/2023, the vesting date is 2/18/2016; for the awards with an expiration date of 2/17/2024, the vesting date is 2/17/2017; for the awards with an expiration date of 2/27/2025, the vesting date is 2/27/2018.
(3)	With respect to Ms. Utecht’s award of 3,000 shares, the vesting date is 2/17/2016. With respect to Mr. Brondeau’s award of 22,454; Mr. Graves’ award of 4,776 shares; Mr. Douglas’ award of 3,730 shares; Mr. Norris’ award of 1,343 shares; and Ms. Utecht’s award of 3,030 shares, the vesting date is 2/18/2016. With respect to Mr. Brondeau’s award of 19,771 shares; Mr. Graves’ award of 4,248 shares; Mr. Douglas’ award of 3,575 shares; Mr. Norris’ award of 1,126 shares; and Ms. Utecht’s award of 2,788 shares, the vesting date is 2/17/2017. With respect to Mr. Douglas’ award of 7,000 shares, the vesting date is 2/17/2018. With respect to Mr. Brondeau’s awards of 30,823 and 31,541 shares, Mr. Graves’ award of 5,371 shares, Mr. Douglas’ award of 4,520 shares, Mr. Norris’ award of 1,681 shares, and Ms. Utechts’s award of 3,523 shares, the vesting date is 2/27/2018.

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OPTION EXERCISES AND STOCK VESTED TABLE 2015

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired On Exercise	On Exercise	Acquired On Vesting	On Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Pierre Brondeau	0	0	29,638	1,505,268
Paul Graves	0	0	24,685	836,081
Mark Douglas	0	0	4,532	288,598
Eric Norris	0	0	1,002	63,807
Andrea Utecht	0	0	4,172	265,673

PENSION BENEFITS TABLE 2015

		Number of Years	Present Value of	Payments During
		Credited Service(1)	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Pierre Brondeau	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Paul Graves	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Mark Douglas	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Eric Norris	Qualified Plan	14.4	383,990	—
	Nonqualified Plan	14.4	325,586	—
Andrea Utecht	Qualified Plan	14.5	660,632	—
	Nonqualified Plan	14.5	1,581,960	—

(1)	All credited years of service are the actual years of service under the relevant plan.

Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. Messrs. Brondeau, Graves and Douglas were hired after July 1, 2007 when the Qualified Plan was closed to new employees, and accordingly these NEOs do not participate in the Qualified Plan, but do participate in defined contribution plans of the Company.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula, and the annual benefit payable is subject to a statutory cap of $210,000 for 2015 (“maximum benefit limitation” cap). FAYE is determined using earnings from the highest 60 consecutive months out of the last 120 calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the Summary Compensation Table), Annual Incentive pay (see footnote (2) to Column (g) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $265,000 for 2015 (“total earnings” cap). However, stock option gains, other equity awards and long-term performance-based cash are not included in eligible compensation.

Normal retirement age is 65. Ms. Utecht is eligible for normal retirement. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to 35 years) plus 1.5% of FAYE times years of credited service in excess of 35. The actual benefit amount depends on the form of payment selected by the employee, i.e. individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62 which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age 55 with a minimum of ten years credited service. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age 62. The maximum reduction is 28% (62-55 x .04) of the age 65 benefit calculation. The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and the compensation that may be taken into account in calculating those benefits, as noted above.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan that restores the benefits earned under the Qualified Plan formula described above.

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This plan represents an unfunded liability and all amounts listed in the table above for this plan are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy. Messrs. Brondeau, Graves and Douglas are participants in defined contribution plans and are not eligible to participate in the Nonqualified Plan, as the plan does not cover employees who are not also covered by the Qualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits, less amounts payable under the Qualified Plan. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum on the later of attainment of age 55 or six months following the employee’s retirement.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2015 are as follows:

•	Qualified Plan present values reflect ASC 715 interest and post-retirement mortality assumptions, including 12/31/15 interest (4.50%) and the RP2006 with generational MP2015 projection; no pre-retirement mortality.

•	Nonqualified Plan present values reflect ASC 715 interest and post-retirement assumptions, including 12/31/15 lump sum interest rate (3.00%) and the mortality table specified under IRC section 417(e) for lump sum distributions in 2015; 3.72% pre-retirement interest and no pre-retirement mortality.

NONQUALIFIED DEFERRED COMPENSATION TABLE 2015

	Executive			Aggregate		Aggregate
	Contributions	Registrant Contributions		Earnings	Aggregate Withdrawals/	Balance at
	in Last FY(1)	in Last FY(2)		in Last FY	Distributions	Last FYE(3)
Name	($)	($)		($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)
Pierre Brondeau	94,120	145,566	(4)	(187,558)	—	1,979,154
Paul Graves	45,491	58,032	(5)	(11,433)	—	287,590
Mark Douglas	41,281	50,456	(6)	(82,554)	—	469,684
Eric Norris	0	0		(1,879)	—	13,652
Andrea Utecht	34,514	17,011		(37,485)	—	1,369,149
(1)	The amounts listed in this column are reported as compensation in the amounts stated in Column (c), Salary, of the Summary Compensation Table.
(2)	The amounts listed in this column are reported as compensation in the amounts stated in Column (i), All Other Compensation, of the Summary Compensation Table.
(3)	The amounts listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: for Mr. Brondeau, $1,372,995; for Mr. Graves, $179,343; for Mr. Douglas, $343,649; and for Ms. Utecht, $776,163; plus earnings on those amounts.
(4)	In addition to the Company’s matching contribution of $64,696, Mr. Brondeau received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $265,000 in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $80,869.
(5)	In addition to the Company’s matching contribution of $25,792, Mr. Graves received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $265,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $32,240.
(6)	In addition to the Company’s matching contribution, of $22,425, Mr. Douglas received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $265,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $28,031.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to employees whose annual compensation exceeds $140,000. The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a) (17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of contributions beyond the limits allowed under the Qualified Savings Plan. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation. In 2015, the Company’s matching contribution under both plans was 80% of the amount deferred up to a maximum of 5% of eligible earnings, i.e. base salary and annual incentive paid in fiscal year 2015. In addition to the Company’s matching contribution, employees hired after July 1, 2007, who are not eligible to participate in the Qualified and Non-Qualified Plans, are entitled to receive employer core contributions under the Qualified and Non-Qualified Savings Plans of 5% of eligible earnings in the aggregate.

Compensation deferred under the Nonqualified Savings Plan is deemed invested by the participant in his or her choice of more than 20 investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur or commence at the earlier of separation of service plus six months or at a designated time elected by the participant at the time of deferral. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

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Potential Payments Upon Termination or Change in Control

The following table reflects the amount of compensation payable to each of our NEOs upon various events. The amounts shown assume that such event was effective as of December 31, 2015, the last day of our fiscal year, and thus includes amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our NEOs. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

Change in Control Involving a Termination

Under Executive Severance Agreements with each of the NEOs, if a change in control (as described below) of the Company occurs and if, within two years after that change of control, the employment of an NEO is terminated without cause or an NEO voluntarily terminates his or her employment because his or her duties, location, salary, compensation or benefits were substantially changed or reduced, then the NEO would be entitled, contingent on the NEO’s execution and non-revocation of a release in favor of the Company, to the payments or benefits set forth in Column (b) of the table below. If all or any part of the benefits set forth in Column (b) are then subject to an excise or similar tax under Section 4999 of the IRC, consistent with the terms of a prior agreement the Company would pay to Ms. Utecht an additional cash amount to cover all such excise taxes. Messrs. Brondeau, Graves, Douglas, and Norris are not entitled to an additional cash payment to cover any excise taxes. In addition, if, upon a change in control followed by a termination, the NEO’s Annual Incentive is not yet fully earned and calculable, the Compensation and Organization Committee (the “Committee”) will determine the amount to be paid, which payment shall be made in a lump sum and shall not exceed the maximum payout for such Annual Incentive. As of December 31, 2015, each NEO’s 2015 Annual Incentive would already have been fully earned; such amounts are set forth in footnote (2) to Column (g) of the Summary Compensation Table.

In general, the following are considered to be a change in control: (a) a third party’s acquisition of twenty percent or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

Change in Control Not Involving a Termination

Performance-based cash component awards associated with performance periods not completed as of year-end 2015, and Mr. Brondeau’s PRSU award described in footnote (5) of the Summary Compensation Table, will be treated at the discretion of the Board. No other benefits will be paid unless a change in control event (as described above) occurs, and within 24 months after the change in control event, the employment of an NEO is terminated without cause or an NEO voluntarily terminates his or her employment because his or her duties, location, salary, compensation, or benefits were substantially changed or reduced, and contingent on the NEO’s execution and non-revocation of a release in favor of the Company. The benefits to be paid in such an event are as described in the previous section entitled “Change in Control Involving a Termination”.

Termination Not For Cause Under Executive Severance Guidelines

The Company maintains Executive Severance Guidelines as approved and adopted by the Committee regarding the termination of NEOs and the payment of benefits to an NEO who is terminated for reasons other than death, disability, retirement, change in control or for cause. In the event of such a termination covered by the Guidelines, and subject to the discretion of the Committee, the NEO would be entitled to the payments or benefits set forth in Column (c) of the table below. Deviations from the Guidelines must be reviewed and approved by the Committee. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines. By Letter Agreement dated October 23, 2009, as amended, contingent on his execution and non-revocation of a release in favor of the Company, Mr. Brondeau would be entitled to severance payments equal to 24 months of base salary and 12 months of benefits continuation at active employee rates in the event of a termination of his employment not for cause (other than such a termination within two years after a change in control), which is consistent with the Guidelines.

Termination in the Event of Retirement

The table below also describes the benefits that an NEO would have received had he or she retired on December 31, 2015, provided such NEO were eligible to retire as of such date. Please note that, pursuant to a Letter Agreement dated October 23, 2009, as amended, any cessation of Mr. Brondeau’s service after December 31, 2015 and the Board’s approval of a “definitive succession plan” will have the same impact on his long-term incentive awards as an early retirement after age 62 with ten years of credited service, as described under “Long-Term Incentives” in the Compensation Discussion and Analysis, other than the special equity award granted February 27, 2015 described in footnote (5) of the Summary Compensation Table, which shall be forfeited in the event of Mr. Brondeau’s retirement before it vests.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

PIERRE BRONDEAU
	Change in Control
Executive Benefits and Payments	Involving a		Executive Severance
Upon Termination or	Termination		Guidelines		Retirement(3)
Change in Control	($)		($)		($)
(a)	(b)		(c)		(d)
Base Salary and Annual Incentive	7,260,000	(1)	2,200,000	(2)	N/A
Transition Benefits	165,000	(4)	20,000	(5)	N/A
Restricted Stock Units	2,858,368	(6)	1,637,621	(7)	N/A	(8)
Stock Options	0	(9)	0	(10)	N/A	(8)
Performance-Based Cash Component	3,283,900	(11)	1,578,167	(12)	N/A	(8)
Performance-Based Stock Units	1,234,199	(13)	342,833	(12)	N/A	(8)
Health Benefits	53,425	(14)	11,676	(15)	N/A
TOTAL	14,854,892		5,790,297

PAUL GRAVES
	Change in Control
Executive Benefits and Payments	Involving a		Executive Severance
Upon Termination or	Termination		Guidelines		Retirement(3)
Change in Control	($)		($)		($)
(a)	(b)		(c)		(d)
Base Salary and Annual Incentive	3,208,459	(1)	1,069,486	(2)	N/A
Transition Benefits	100,000	(4)	20,000	(5)	N/A
Restricted Stock Units	563,276	(6)	336,464	(7)	N/A
Stock Options	0	(9)	0	(10)	N/A
Performance-Based Cash Component	631,200	(11)	314,300	(12)	N/A
Health Benefits	58,251	(14)	17,067	(15)	N/A
TOTAL	4,561,186		1,757,317

MARK DOUGLAS
	Change in Control
Executive Benefits and Payments	Involving a		Executive Severance
Upon Termination or	Termination		Guidelines		Retirement(3)
Change in Control	($)		($)		($)
(a)	(b)		(c)		(d)
Base Salary and Annual Incentive	2,925,773	(1)	975,258	(2)	N/A
Transition Benefits	86,000	(4)	20,000	(5)	N/A
Restricted Stock Units	736,622	(6)	398,006	(7)	N/A
Stock Options	0	(9)	0	(10)	N/A
Performance-Based Cash Component	531,200	(11)	264,500	(12)	N/A
Health Benefits	57,313	(14)	17,514	(15)	N/A
TOTAL	4,336,908		1,675,278

ERIC NORRIS
	Change in Control
Executive Benefits and Payments	Involving a		Executive Severance
Upon Termination or	Termination		Guidelines		Retirement(3)
Change in Control	($)		($)		($)
(a)	(b)		(c)		(d)
Base Salary and Annual Incentive	1,271,040	(1)	635,520	(2)	N/A
Transition Benefits	60,000	(4)	20,000	(5)	N/A
Restricted Stock Units	162,390	(6)	94,829	(7)	N/A
Stock Options	0	(9)	0	(10)	N/A
Performance-Based Cash Component	182,700	(11)	88,467	(12)	N/A
Health Benefits	35,881	(14)	17,514	(15)	N/A
Pension Enhancement	67,489	(16)	N/A		N/A
TOTAL	1,779,500		856,330

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ANDREA UTECHT

	Change in Control
Executive Benefits and Payments	Involving a		Executive Severance
Upon Termination or	Termination		Guidelines		Retirement(3)
Change in Control	($)		($)		($)
(a)	(b)		(c)		(d)
Base Salary and Annual Incentive	2,288,371	(1)	762,790	(2)	N/A
Transition Benefits	72,000	(4)	20,000	(5)	N/A
Restricted Stock Units	482,903	(6)	324,546	(7)	365,513	(17)
Stock Options	0	(9)	0	(10)	0	(18)
Performance-Based Cash Component	422,000	(11)	210,133	(12)	210,133	(12)
Health Benefits	60,099	(14)	11,676	(15)	N/A
Pension Enhancement	468,889	(16)	N/A		N/A
Excise Tax Gross Up	0		N/A		N/A
TOTAL	3,794,262		1,329,145		575,646
(1)	The amount shown is equal to three times the sum of base salary plus target annual incentive, calculated by using the highest annualized target available to NEO during his/her career with the Company, except that for Mr. Norris, the amount is limited to two times base salary and target annual incentive.
(2)	The amount shown is equal to the sum of 12 months of base salary plus target annual incentive, except that for Mr. Brondeau, the amount is equal to 24 months of base salary.
(3)	On December 31, 2015, Ms. Utecht was eligible for normal retirement; and Messrs. Brondeau, Graves, Douglas and Norris were not eligible to retire.
(4)	Transition benefits consist of outplacement services equivalent to 15% of the NEO’s base salary.
(5)	Transition benefits consist of outplacement services up to $20,000.
(6)	All unvested restricted stock units will vest. The amount shown is the market value of all unvested restricted stock units based on the stock price on December 31, 2015.
(7)	A prorated number of shares in respect of unvested restricted stock unit awards vests based on the amount of time left in the vesting period as of the date of termination and the amount shown is the market value of these restricted stock units based on the stock price on December 31, 2015.
(8)	Pursuant to a Letter Agreement dated October 23, 2009, as amended, any cessation of Mr. Brondeau’s service after December 31, 2015 and the Board’s approval of a “definitive succession plan” will have the same impact on long-term incentive awards, other than the options and PRSU award described in footnote (5) of the Summary Compensation Table, as an early retirement for those age 62 and older with ten years of credited service as described in footnotes (12), (17) and (18). The PRSU award and the options described in footnote (5) of the Summary Compensation Table will be forfeited if retirement occurs before they vest.
(9)	All unvested stock options will vest. The amount shown is the value of all unvested stock options based on the difference between the exercise price and the stock price at December 31, 2015. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.
(10)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The amount shown is the market value of these unvested options based on the difference between the exercise price and the stock price at December 31, 2015. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.
(11)	The unvested performance-based cash is payable in a lump sum assuming a payout at target.
(12)	Upon termination under the Executive Severance Guidelines, normal retirement, or early retirement at age 62 or older, a prorated portion of all outstanding performance-based cash awards vests. The pro-ration is determined based on the time actually worked during the applicable three year performance cycle. The pro-rata payouts of these awards are illustrated above assuming target levels of performance. In each case, the amounts actually due will be paid in a lump sum after the end of the normal three year performance cycle, based on actual TSR performance through the end of the cycle.
(13)	All unvested restricted stock will vest as if the target level performance was attained. The amount shown in the table is the market value of such restricted stock based on the stock price on December 31, 2015.
(14)	Welfare benefits of health care, life insurance and disability insurance continue for three years, except that for Mr. Norris, the benefits continue for two years. The amounts shown are the estimated cost to the Company for such benefits during the period.
(15)	Health care benefits continue for 12 months. The amounts shown are the estimated cost to the Company for such benefits during the period.
(16)	Mr. Norris is credited with two additional age and service years under the Nonqualified Plan. Amount shown is valued to be payable at age 55, as Mr. Norris is not yet retirement eligible. Ms. Utecht is credited with three additional age and service years under the Nonqualified Plan.
(17)	Upon normal retirement or early retirement at age 62 or older, all unvested restricted stock units become vested, except unvested Key Manager Awards, which are cancelled. However, such restricted stock units are not delivered until they would otherwise have vested under the normal vesting schedule. The amount shown is the market value of the unvested restricted stock units based on the stock price at December 31, 2015. Only Ms. Utecht was eligible for such retirement as of December 31, 2015.
(18)	Upon normal retirement or early retirement at age 62 or older, all unvested options become vested. All options remain exercisable until the earlier of the expiration date or five years following retirement. The amount shown is the value of the outstanding unvested stock options based on the difference between the exercise price and the stock price at December 31, 2015. Please note, however, that the ultimate value will depend on the stock price on the date of exercise. Only Ms. Utecht was eligible for such retirement as of December 31, 2015.

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In addition to the foregoing, upon termination each NEO would be allowed to retain his or her vested options set forth in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table 2015, subject to the expiration provisions set forth in the footnotes above. Each NEO would also be paid his or her Annual Incentive for 2015 and the performance-based cash component of the LTI award for performance periods completed as of year end 2015 (see footnote (2) to Column (g) of the Summary Compensation Table for the amounts of both of these awards), and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f) of the Nonqualified Deferred Compensation Table, payable commencing six months after cessation of employment in accordance with the NEO’s predetermined distribution elections. Mr. Norris and Ms. Utecht would each be entitled to his or her accumulated benefit under the Nonqualified Plan, payable in a lump sum at the later of six months after cessation of employment or attainment of age 55. For Ms. Utecht, who is eligible for normal retirement, the present value of her benefits as of December 31, 2015 (assuming cessation of employment as of December 31, 2015 and payment in a lump sum) is $1,577,615. For Mr. Norris, who was not eligible for early retirement, the present value of his benefit payable at age 55, as of December 31, 2015 (assuming cessation of employment as of December 31, 2015 and payment in a lump sum) is $198,682. These are the same nonqualified pension benefits disclosed above in the table entitled “Pension Benefits Table 2015”. The amounts described in this paragraph differ from the present values reflected in Column (d) of the Pension Benefits Table because, under applicable SEC rules, the Pension Benefits Table values are calculated using different interest rates and without regard to early retirement adjustments otherwise applicable under the plan.

Termination Under Certain Other Circumstances

Death or Disability

In the event of termination upon death or disability, an NEO is eligible for benefits in programs available to US salaried employees generally, as well as a supplemental disability benefit (in the event of disability) and a surviving spouse benefit under the nonqualified deferred compensation plan (in the event of death). The supplemental disability benefit is an insured product intended to provide NEOs with additional disability benefits above the benefit level provided under the Company’s group disability plan. The supplemental plan, in conjunction with the Company’s group plan, will yield up to 70% of an NEO’s annual salary with a maximum monthly benefit of $25,000. In addition, such NEO’s outstanding unvested equity awards (restricted stock units and stock options) would vest immediately, with the stock option awards expiring no later than five years after such death or disability. The market value for each NEO’s unvested restricted stock units and stock option awards as of year-end 2015 is set forth in the relevant section of Column (b) of the table above. Further, any outstanding performance-based cash awards would remain in force, with payment contingent upon the applicable performance measures being met. A value for each NEO’s performance-based cash component for performance periods not complete as of December 31, 2015 is set forth in the relevant section of Column (b) of the table above, calculated assuming a payout at target. For Mr. Brondeau, a pro rata portion of his PRSU award described in footnote (5) of the Summary Compensation Table would remain in force and would vest, if at all, based on the Company’s performance over the full performance period. The options portion of his special equity award described in footnote (5) of the Summary Compensation Table would vest immediately.

Termination For Cause

In the event of a termination of an NEO for cause, all outstanding unvested equity awards (restricted stock units and stock options) and performance-based cash awards would be cancelled and all vested stock option awards would expire immediately.

Compensation and Organization Committee Report

This Compensation and Organization Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

C. Scott Greer, Chairman

K’Lynne Johnson

Paul J. Norris

William H. Powell

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement    41

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VII.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC, initial reports of ownership and reports of changes in beneficial ownership of Common Stock. Executive officers, directors and greater than ten percent stockholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of forms filed with the SEC and information provided by Reporting Persons to the Company, it is believed that all Section 16(a) requirements were fully met by all Reporting Persons with respect to the year ended December 31, 2015.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

During the past year, the Audit Committee met six times, including telephonic meetings, to discuss quarterly results and other matters. In carrying out its duties, the Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management and KPMG, the company’s independent registered public accounting firm;
•	Discussed with KPMG the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communicating with Audit Committees”;
•	Discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management; and
•	Received the written disclosures and the letter from KPMG as required by The Public Company Accounting Oversight Board, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The preceding report has been furnished by the following members of the Audit Committee:

Eduardo E. Cordeiro, Chairman

G. Peter D’Aloia

Paul J. Norris

Robert C. Pallash

Vincent R. Volpe, Jr.

Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Company stock and obtaining the proxies of those owners. FMC has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. FMC will pay the cost of such assistance, which is estimated to be $20,000 plus reimbursement for out-of-pocket fees and expenses.

Andrea E. Utecht

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement    42

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FMC

FMC CORPORATION
1735 MARKET STREET
PHILADELPHIA, PA 19103
ATTN: ANDREA E. UTECHT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E01940-P71659 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC CORPORATION

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3:

1. Election of ten Directors (nominees 1a.-1j.) to serve for a one-year term expiring in 2017, as set forth in the Proxy Statement.

Nominees:	**For**	**Withhold**	**Abstain**
1a. Pierre Brondeau	☐	☐	☐
1b. Eduardo E. Cordeiro	☐	☐	☐
1c. G. Peter D'Aloia	☐	☐	☐
1d. C. Scott Greer	☐	☐	☐
1e. K'Lynne Johnson	☐	☐	☐
1f. Dirk A. Kempthorne	☐	☐	☐
1g. Paul J. Norris	☐	☐	☐
1h. Robert C. Pallash	☐	☐	☐
1i. William H. Powell	☐	☐	☐
1j. Vincent R. Volpe, Jr.	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐
The Board of Directors recommends that you vote AGAINST proposal 4:			
4. Stockholder proposal requesting adoption of a policy giving preference to share repurchases over cash dividends.	☐	☐	☐

NOTE: This proxy delegates discretionary authority with respect to any other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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